UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

R J LENDING, INC.

(Name of Small business issuer in its charter)

Florida	*	75-2996764

(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1717 Second Street, Suite D, Sarasota, Florida 34236 941/364-9915

(Address and telephone number of principal executive offices)

1717 Second Street, Suite D, Sarasota, Florida 34236

(Address of principal place of business or intended principal place of business)

Ronald R. Shenkin President and Chief Executive Officer R J Lending, Inc. 1717 Second Street, Suite D Sarasota, Florida 34236 941/364-9915	Copy to: William T. Kirtley, Esq. William T. Kirtley, P.A. 1776 Ringling Boulevard Sarasota, Florida 34236 941/366-4222

(Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public:	As soon as practicable after the effective date of this Registration Statement

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: NOT APPLICABLE

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities act registration statement number of the earlier effective registration statement for the same offering: NOT APPLICABLE

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities act registration statement number of the earlier effective registration statement for the same offering: NOT APPLICABLE

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box: NOT APPLICABLE

CALCULATION OF REGISTRATION FEE

Title of Each	Dollar	Proposed	Proposed
Class of Securities	amount to	maximum offering	maximum aggregate	Amount of
to be Registered	be registered	price per Unit	offering price	registration fee

Secured Promissory	$10,000,000	N/A	$10,000,000	$920
Notes — First Series	principal
	amount
Common Stock, $.01	$370,400	$5.40	$2,000,160	185
par value
				$1,105

PROSPECTUS

Subject to Completion
Preliminary Prospectus dated April ___, 2002

R J LENDING, INC.
(a Florida corporation)
1717 Second Street, Suite D
Sarasota, Florida 34236
941/364-9915

370,400 Shares of Common Stock
$10,000,000 Secured Promissory
Notes — First Series

     We are offering, without the services of any underwriter

•	A maximum of 370,400 shares of our Common Stock, par value $.01, at a per share offering price of $5.40; and

•	A maximum $10 million principal amount of our Secured Promissory Notes — First Series.

Our Secured Notes are offered in denominations of $1,000 (the minimum investment being $50,000 unless waived by us) in the following maturities and interest rates:

Note Maturities	Interest Rates
Available	Available

18 months	%
36 months
60 months

The interest rates on the Secured Note Maturities are, generally, 2% above those rates available from certificates of deposit having the same or substantially the same maturities as are available from banks operating on the West Coast of Florida. Secured Note rates are subject to change from those indicated above. Upon such event, this Prospectus will be supplemented one or more times.

     We have not allocated the $10 million principal amount of the Secured Notes among the several maturities but we reserve the right to do so in order to preclude undue concentration in any one maturity.

     The Secured Notes will be issued under the provisions of a Custody Agreement.

     We are not offering our Common Stock and Secured Notes in units. Investors may purchase either our common Stock or Secured Notes or both.

     The minimum subscription to our Common Stock is 1,000 shares.

     AN INVESTMENT IN OUR COMMON STOCK AND SECURED NOTES IS SUBJECT TO RISKS. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS AND OTHER INFORMATION SET FORTH IN THIS PROSPECTUS BEFORE YOU DECIDE TO PURCHASE EITHER OUR COMMON STOCK OR OUR SECURED NOTES, OR BOTH. SEE “RISK FACTORS” BEGINNING ON PAGE 10.

     OUR COMMON STOCK AND SECURED NOTES HAVE NOT BEEN APPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION, NOR HAVE THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. IT IS ILLEGAL TO TELL YOU OTHERWISE.

     Presently we are only offering our Common Stock and Secured Notes in Florida. If you presently reside in Florida and wish to contact us about investing in our Common Stock and/or Secured Notes, please contact us at our headquarters which is 1717 Second Street, Suite D, Sarasota, Florida 34236, attention John Kurz, Executive Vice President.

____________, 2002

SUMMARY
RISK FACTORS
As to our Common Stock
As to our Secured Notes
As to R J Lending, Inc.
INVESTOR SUITABILITY
CERTAIN MATTERS RELATING TO OUR COMMON STOCK
Dividend Policy
Dilution
SELECTED FINANCIAL DATA
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
USE OF PROCEEDS
BUSINESS
Competition
MANAGEMENT
Our Directors and Officers
SHAREHOLDINGS
DESCRIPTION OF OUR SECURITIES
Preferred Stock
Common Stock
The Secured Notes
Other Outstanding Debt Securities
SUMMARY OF THE CUSTODY AGREEMENT
PLAN OF DISTRIBUTION
LEGAL OPINIONS
EXPERTS
HOW TO PURCHASE OUR COMMON STOCK AND/OR OUR SECURED NOTES
FORWARD LOOKING STATEMENTS
INFORMATION WHICH IS INCORPORATED BY REFERENCE
REPORTS TO INVESTORS
INDEX TO FINANCIAL STATEMENTS
SIGNATURE
Articles of Incorporation
Bylaws
Custody Agreement and Form of Secured Note
Agreement Providing for Reorganization of R & J Wa
Consent of Independent Certified Public Accountant
Consent of Counsel, William T. Kirkley, P.A.
Consent of Custodian, Levin, Tannenbaum, Wolff, Ba

SUMMARY

     This summary highlights certain information about us, our business and this offering of our Common Stock and Secured Notes. Investors should understand that this Prospectus Section does not contain all of the information that you may need in order to make a decision whether to invest in our Common Stock or our Secured Notes or both. In that regard, you should carefully read the entire Prospectus.

     Also, as indicated on the Cover Page, there may be changes in the interest rates which are available on the various maturities of our Secured Notes. If such occurs, we will supplement this Prospectus on the occasion of each change in any Secured Note Rate. You should carefully read any supplement or supplements which accompany this Prospectus.

R J Lending, Inc.

     From our offices in Sarasota, Florida we engage in an asset based lending business involving loans usually secured by first or second liens encumbering real property. Such real property is usually residential in character, although commercial real property may sometimes be involved. The real property acting as collateral for our loans may be located in any state, but there is a concentration in the southeastern United States. Our lending activity involves loan origination and the purchase, holding and sale of loans originated by other lenders. We also sell loans which we have originated.

     We are conducting this public offering of our Common Stock and Secured Notes in order to reduce our reliance on private sources of the capital which we need to conduct our lending business, as well as our use of bank lines of credit. Presently the loan demand which we are experiencing exceeds our supply of available capital.

     We will continue to conduct our lending business during the conduct of this offering. We have not established any minimum amount of proceeds which we must receive in this offering and we will utilize in our business any and all proceeds which we receive as a result of the sale of our Common Stock and Secured Notes.

     We commenced our business in October 1999 as a Florida limited liability company. We converted into our present corporate form in January 2002, at which time the former managing members of the limited liability company became our board of directors and our executive officers. These persons are Ronald Shenkin, who serves as a director and is President (Chief Executive Officer) and Treasurer (Chief Financial Officer) and John Kurz, who serves as a director and as Executive Vice President and Secretary. Messrs. Shenkin and Kurz have each been issued 370,400 shares of our Common Stock, which are the only shares of our Common Stock presently outstanding. Mr. Shenkin has also been issued 30,000 shares of our First Series Preferred Stock, par value $.01 per share. Such Preferred Stock was issued to Mr. Shenkin in consideration of his cancellation of $30,000 of indebtedness owed by us to Mr. Shenkin.

     In addition to Messrs. Shenkin and Kurz, the limited liability company had seven other members (non managing) who had contributed equity capital to the limited liability company. These former members have been issued an aggregate $500,000 principal amount of our 12% Unsecured Subordinated Promissory Notes which, in summary, have the following terms and provisions:

•	the principal and interest obligation of these Notes is subordinate in right of payment to the principal and interest obligation represented by our outstanding Secured Notes and any debt owing by us to a bank or other credit provider;

•	the $500,000 principal amount of the Notes also constitutes a part of the “net capital” requirement that we must continually meet in order to act as our own “issuer-dealer” under Florida law as is explained in the Prospectus section captioned “PLAN OF DISTRIBUTION”, page 43;

•	the Note obligation is unsecured;

•	Note interest is payable quarterly commencing March 31, 2002;

•	each Note principal obligation (together with accrued but unpaid interest at the Note rate of 12%) is payable 12 years from the date of each Note and cannot be prepaid by us without a Note holder’s written consent;

•	the Note holders may be entitled to additional interest in excess of the 12% Note rate as explained in the Prospectus section titled “CERTAIN MATTERS RELATING TO OUR COMMON STOCK - Dividend Policy”, page 20;

•	for a period of ten years from the date of each Note, the unpaid Note principal may, at the Note holder’s option, be converted into our Common Stock on the basis of one common share for each $.6749 of Note principal. If all of the Note principal of $500,000 is converted, 813,140 shares of our Common Stock will be issued.

     As a result of our reorganization from a Florida limited liability company into a Florida corporation, the following occurred:

•	We acquired all of the assets and liabilities of R & J Warehouse Lending, LLC, the predecessor limited liability company.

•	Member equity contributions of $500,000 were exchanged for our 12% Subordinated Unsecured Promissory Notes in principal amount of $500,000.

•	Managing Member equity and future Managing Member compensation entitlements were exchanged for 740,800 shares of our Common Stock.

•	Indebtedness in the amount of $30,000 owing by us to Ronald R. Shenkin was exchanged for 30,000 shares of our First Series Preferred Stock.

     For further information concerning the pro forma effect of our reorganization into corporate form with respect to the predecessor limited liability company, see the pro forma consolidated financial statements presented subsequently in this Prospectus.

The Offering

     We are offering our Common Stock and the Secured Notes solely by means of this Prospectus as our own issuer-dealer and without the services of any underwriter. In that regard, we have qualified, pursuant to the provisions of Florida law, to act as our own issuer-dealer in connection with the conduct of the public offering of our Common Stock and the Secured Notes in Florida. We may duplicate this process in other states in order to permit the public offering of our Common Stock and Secured Notes in states in addition to Florida. We may also receive assistance from various securities broker-dealers in connection with the sale of our Common Stock and the Secured Notes and may pay commissions to such assisting securities broker-dealers. Our plan for the public offer and sale of our Common Stock and Secured Notes is set forth in the Prospectus section captioned “PLAN OF DISTRIBUTION”, page 43.

     We will offer our Common Stock and Secured Notes commencing from [the date of effectiveness of the Prospectus] until the close of business on December 31, 2003 unless we sell all of our Common Stock offered by this Prospectus and $10 million of our Secured Promissory Notes prior to such time.

     We have not established any minimum accumulation requirement or escrow arrangements in connection with this offering of our Common Stock and Secured Notes. This means that we will use any and all proceeds we receive from the sale of our Common Stock and/or our Secured Notes and we are not required to attain some minimum proceeds amount before committing the proceeds to our lending business. To the extent that we only receive minimal proceeds from the public offer and sale of our Common Stock and Secured Notes, our ability to enhance our lending business will be curtailed.

     As the offering of our Common Stock and Secured Notes is conducted, we may supplement this Prospectus one or more times in order to provide current information about the offering and our business. We will also supplement the Prospectus to inform interested investors with respect to changes that we make in interest rates available on the several maturities of the Secured Notes when such rates are changed.

     The administration of the public offer and sale of our Common Stock and Secured Notes will be carried out by John Kurz, a member of our Board of Directors and our Executive Vice President. Mr. Kurz may be assisted by various of our administrative employees. Mr. Kurz and such employees will not be separately compensated as a result of the administration of the public offer and sale of our Common Stock and Secured Notes. Mr. Kurz and Mr. Shenkin are otherwise compensated by us, however.

     If a sufficient number of our shares of Common Stock are sold to a sufficient number of persons, we may initiate the processes required in order to permit our publicly held Common Stock to be publicly traded utilizing the facilities of the NASDAQ OTC Bulletin Board. We can’t assure, however, that any public trading market for our Common Stock will ever develop even if we are successful in permitting our shares to utilize the facilities of the NASDAQ OTC Bulletin Board.

     Also, in order to facilitate the creation and existence of a public market for our Common Stock we will, at a time contemporaneous to the date of this Prospectus, effect the registration of our Common Stock pursuant to the provisions of the Securities Exchange Act of 1934, as amended, which is the Federal statute which governs, among other things, the obligation on our part to file the periodic and annual reports with the SEC and which also requires us to comply with the proxy solicitation rules of the SEC when we convene special or annual meetings of our shareholders.

     We do not expect any public market to come into existence for our Secured Notes but such Secured Notes will constitute freely tradeable securities from the standpoint of Federal and Florida securities laws.

Highlights of the Secured Note Terms

Maximum Principal Amount of Notes Available	$10,000,000

Minimum Investment Required	$50,000 unless waived by us

Available Note Maturities (calculated from our acceptance of a subscription to a Secured Note or Notes)	18, 36 and 60 months

Available Interest Rates on Secured Note Maturities of	Available Interest Rate

• 18 months	%

• 36 months

• 60 months

Collateral for Secured Note Principal Obligation	The principal and interest obligation represented by our outstanding Secured Notes will be collateralized by a first lien on our loan portfolio, as such loan portfolio exists during the time that Secured Notes are outstanding. The relationship between the principal amount of our Secured Notes outstanding and the face amount of loans held in our portfolio, together with our cash and cash equivalents (as defined in the Custody Agreement) will be required to be, on a continuous basis, an aggregate face amount of loans and cash or cash equivalents equal to 100% of the aggre-gate principal amount of Secured Notes outstanding, as calculated on a calendar quarter basis. Certain matters relating to the Secured Notes and our portfolio loans will be administered pursuant to a Custody Agreement.

Presence of Trust Indenture Administered by an Independent Indenture Trustee	The Secured Notes will not be issued under a qualified Trust Indenture and there will not be an independent Indenture trustee. The Secured Notes, however, will be issued under a Custody Agreement as described and explained in the Prospectus sections titled “RISK FACTORS” and “SUMMARY OF THE CUSTODY AGREEMENT”. Levin, Tannenbaum, Wolff, Band, Gates & Pugh, P.A. will act as the Custodian under the Custody Agreement.

     We have not allocated the available $10 million principal amount among the several Secured Note maturities but we reserve the right to do so during the course of the Secured Note offering in order to:

•	Avoid undue concentration of principal amount within any Secured Note maturity;

•	Relate Secured Note maturities to the cash flow we receive or expect to receive as a result of the performance of our loan portfolio.

     The Secured Note interest rates indicated above are intended to be rates which are generally 2% above those interest rates available from certificates of deposit and deposit accounts issued by insured deposit institutions such as banks and which have the same or substantially the same maturities as are available with respect to our Secured Notes. Interest rates offered by insured deposit institutions such as banks and which relate to available certificate or other deposit account maturities are subject to fluctuation. Accordingly, we will increase or decrease the available Secured Note interest rates in order to relate such Secured Note interest rates to certificate or other deposit account interest rates having the same or substantially the same maturities as our Secured Notes during the time that our Secured Notes are publicly offered as is necessary in order to maintain the approximate 2% differential between our Secured Note rates and such certificate rates. Modifications to the interest rates available on the several maturities of our Secured Notes will apply prospectively and not retroactively and will be described in one or more supplements to this Prospectus.

     Investors purchasing our Secured Notes may elect the manner in which the principal and interest obligation of their Secured Notes will be paid. Presently, the available choices are:

•	Secured Note interest payable monthly, quarterly or annually with principal being paid at Secured Note maturity;

•	Secured Note interest and principal payable in one payment made at Secured Note maturity.

Regardless of the manner of principal and interest repayment elected, Secured Note interest will be calculated on the basis of a 365 day year.

OUR SECURED NOTES ARE NOT INSURED DEPOSIT ACCOUNTS.

How to Contact us

     To effect an investment in our Common Stock and/or our Secured Notes or if you have questions concerning this offer, you should contact us at our Sarasota Florida, telephone number 941/364-9915, or FAX us at our facsimile number which is 941/362-9167. Also you may write to us at our Sarasota, Florida offices which are located at 1717 Second Street, Suite D, Sarasota, Florida 34236.

     Presently we maintain a website at the website address of RJLLC.com. Information provided at our website relates only to our lending activities and constitutes an element of our marketing efforts to procure suitable loans. The information presented at our website does not constitute an offer to sell any security or the solicitation of an offer to purchase any security.

END OF SUMMARY

RISK FACTORS

     We have described below those risks which we think may affect the ownership of our Common Stock or our Secured Notes. The risk factors which are described below also include those risks which may affect our lending business to the extent that we have been able to identify business risks as of the time of the preparation of this Prospectus. We may not have been successful in recognizing all of the risks that may affect the ownership of our Common Stock and our Secured Notes or our lending business as we have conducted it and as we intend to conduct it during and subsequent to this offering.

     To the extent that any of the risks described below materialize or risks which we have not identified materialize, such could adversely affect the value of our Common Stock and our ability to repay the principal and interest obligation of our Secured Notes or could adversely affect in a material way the conduct of our lending business. To the extent that we are not successful in the conduct of our lending business, our ability to repay the principal and interest obligation of our Secured Notes will, most likely, be materially impaired. While we are not under any obligation to repay amounts invested in our Common Stock, our inability to conduct our lending business on a profitable basis will also affect our ability to pay cash dividends on our outstanding Common Stock. We have a dividend policy which provides for the payment of dividends on our outstanding Common Stock and the Common Stock issuable upon conversion of our 12% Unsecured Subordinated Promissory Notes which is described in the Prospectus section captioned “CERTAIN MATTERS RELATING TO OUR COMMON STOCK — Dividend Policy”.

As to our Common Stock

     Dilution. If you purchase our Common Stock at the $5.40 per share offering price, you will sustain substantial dilution in terms of the $5.40 per share offering price and the pro forma book value of our Common Stock at December 31, 2001. Such dilution is discussed and explained in the Prospectus section “CERTAIN MATTERS RELATING TO OUR COMMON STOCK — Dilution” which begins on page 21.

     Market — Listing. There is not any public market for our Common Stock and we cannot provide any assurance that there ever will be. If we sell a sufficient number of shares of our Common Stock in this offering, we intend to take the necessary steps in order to permit our Common Stock to be traded in an after market utilizing the facilities of the NASDAQ OTC Bulletin Board. In order to qualify for the NASDAQ OTC Bulletin Board, we must become a fully reporting company under the Securities Exchange Act of 1934, which we intend to do. Other than having our Common Stock quoted in the “pink sheets”, the NASDAQ OTC Bulletin Board market facility is the smallest of the nation’s securities exchanges, including those provided by NASDAQ. Accordingly, even though we may be successful in permitting our Common Stock to be publicly traded pursuant to the NASDAQ OTC Bulletin Board, it should be recognized that this market is often characterized by minimal trading activity and what could be described as “thin market” conditions. Moreover, we cannot assure that even though we are successful in permitting our Common Stock to be traded on the NASDAQ OTC Bulletin Board, that there will exist any continuous after market for our Common Stock.

     Market Price Volatility. Even if we are successful in causing our shares to be traded pursuant to the NASDAQ OTC Bulletin Board, the possibility exists that the market price of our Common Stock will be subject to significant volatility. The market price of our Common Stock will be affected by general conditions in the nation’s economy and the nation’s securities market, as well as the relative success (or lack of same) that we encounter in the conduct of our lending business. The market price of our Common Stock may also be affected by general conditions existing in the credit providing industry, particularly with respect to asset based lenders like us. Moreover, the per share price of our Common Stock in any trading market will be directly affected by our operating results, our ability to compete in the market place and our relative position in the asset-based lending industry in our operational area.

     Common Stock Issuable Upon Conversion. Our 12% Unsecured Subordinated Promissory Notes in outstanding principal amount of $500,000 are convertible into our Common Stock on the basis of $.6749 of 12% Unsecured Subordinated Promissory Note principal amount for one share of our Common Stock. Such conversion feature exists for the period of ten years from the date of each of the 12% Unsecured Subordinated Promissory Notes. If the entire principal amount of such Notes is converted into shares of our Common Stock, an additional 813,140 shares of our Common Stock will then be outstanding. This will dilute the relative percentage of ownership owned by the present holders of our Common Stock and investors purchasing our Common Stock in this offering depending upon the principal amount of such Notes converted and the number of shares of Common Stock that we sell in this public offering. The existence of such conversion rights could also create a “market overhang” adversely affecting the bid and ask price for our Common Stock in any existing public market. Such is the case even though the shares of Common Stock issued by us upon the conversion of any or all of the outstanding principal amount of our 12% Unsecured Subordinated Promissory Notes will constitute Restricted Securities requiring that the persons receiving such Common Stock hold same for a period of at least one year, assuming that we are then a reporting company as described under “Market — Listing” above.

     Penny Stock Rules. We are offering our Common Stock to the public in Florida and in other states where we may lawfully offer our Common Stock at a per share price of $5.40. Such per share price represents our view of our present business and our business prospects. Such per share offering price of $5.40 was also established by us in order to prevent our Common Stock from being initially classified as a designated security. A designated security is sometimes referred to as “penny stock”. Even if a public market develops for our Common Stock, we cannot assure that the bid/ask price for our Common Stock on the NASDAQ OTC Bulletin Board will always be such as to preclude our Common Stock from being classified as a “penny stock”. If our per share bid/ask price were to fall to $5 or below, and if we do not meet certain net tangible asset requirements, such classification as a penny stock could occur. The penny stock rules of the SEC require that securities broker-dealers who make a market in a penny stock or who effect transactions in penny stocks follow certain disclosure and customer record retention rules unless the customer is an “Accredited Investor” as such term is defined by the SEC (generally a customer with a net worth of $1 million or more or an individual annual income exceeding $200,000 or $300,000 with his spouse). Such securities broker-dealers are required to make a special suitability determination with respect to the customer and must receive the customer’s written consent to the transaction prior to the sale of the penny stock unless the broker- dealer or the transaction is otherwise exempt from the penny stock rules. The broker-dealer effecting a penny stock transaction with a non-Accredited Investor is also required to deliver a disclosure schedule which follows an SEC mandated form. The broker-dealer effecting a penny stock transaction not exempt from the Rules must also effect disclosures relative to commissions payable to the broker-dealer and the broker-dealer’s registered representative in connection with the transaction, as well as providing information concerning the current quotation for the penny stock which is the subject of the transactions. Also, the account statement provided to a penny stock customer must disclose recent price information with respect to any penny stock which has been purchased and which is held in a customer’s account. Such account statements must also provide information with respect to the limited market which characterizes a penny stock.

As to our Secured Notes

     Manner of Secured Note Issuance; Absence of Qualified Trust Indenture. Our Secured Notes will be issued under a Custody Agreement existing between us and Levin, Tannenbaum, Wolff, Band, Gates & Pugh, P.A. acting as the Custodian. Levin, Tannenbaum, Wolff, Band, Gates & Pugh, P.A. is a law firm located in Sarasota, Florida. The Custodian has provided services to us during the conduct of our lending business and such is expected to be the case during the future time. The terms and provisions of the Custody Agreement are described in the Prospectus section which is captioned “SUMMARY OF THE CUSTODY AGREEMENT”. In summary, however, the Custody Agreement provides that the Custodian will have physical possession of all of the documents relating to all loans made by us to borrowers. Such documents will most likely include a promissory note, documents creating security liens in assets which collateralize loans made by us and other documents. The Custodian will also be empowered to make all necessary recordings with respect to lien creation and perfection and to effect such releases and delivery of loan payoff documents as are appropriate to each of our loan transactions. The Custodian will also be responsible for the perfection and maintenance of a lien which acts as a first lien encumbrance on our entire loan portfolio for the benefit of our Secured Note holders, as such loan portfolio exists during the time that our Secured Notes are outstanding. This lien will encumber the actual loans made by us to various borrowers and not the underlying collateral which secures such loans. Since our loan portfolio will change as to its composition as loans are made and as loans are paid off, the loans constituting our loan portfolio will change during the conduct of our business. We are required under the Custody Agreement, however, to maintain a relationship between the outstanding principal amount of our Secured Notes and the face amount of our entire loan portfolio and cash and cash equivalents (as defined in the Custody Agreement) held by us during the time that Secured Notes are outstanding. In this regard, the face amount of our loans constituting our loan portfolio from time to time and our cash and cash equivalents must equal 100% of the principal amount of Secured Notes outstanding. We are required to report this relationship to the Custodian on a calendar quarter basis beginning on the last day of the first calendar quarter during which Secured Notes are outstanding.

     The Custody Agreement is not a trust indenture qualified under the Trust Indenture Act of 1939. A qualified trust indenture is required for public offerings of debt securities in principal amounts of more than $10 million. The use of a non-qualified trust indenture may be required for public offerings of debt securities in principal amounts less than $10 million. The terms “qualified” and “non-qualified” relate to mandatory provisions of a trust indenture instrument and the independence of the trustee in relation to the company offering debt securities. The presence of a trust indenture and an indenture trustee (whether qualified or not) is generally intended to provide for the collective representation of the debt security investors through the monitoring activities of the indenture trustee as to:

•	the authentication and issuance of the debt securities;

•	the monitoring of events of default and the taking of remedial action by the trustee for the collective benefit of the investors;

•	the maintenance of collateral which may secure the debt security obligation; and

•	other matters relating to the terms of the debt security issuance intended to protect investors initially and on a continuous basis.

Our Secured Note holders will not have the protective aspects of a trust indenture and indenture trustee and may be required to act individually in their own best interests if we fail to make a required payment of principal or interest on any outstanding Secured Note. The Custody Agreement permits (but does not require) the Custodian to take remedial action if we fail to pay the interest and principal of our outstanding Secured Notes when due.

     Source of Secured Note Repayment. The principal source of the repayment of the principal and interest obligation represented by our outstanding Secured Notes will be the cash received by us as a result of borrowers making loan payments of principal and interest. Such will be the case with respect to loans which are already held by us and new loans that are made during the time that our Common Stock and Secured Notes are being publicly offered and during times thereafter. At December 31, 2001, we held a net amount of loans in the approximate amount of $2,050,000. Principal and interest payments made on these existing loans may also be utilized by us to meet the principal and interest obligations of our outstanding Secured Notes. We also have bank lines of credit in the approximate available amount of $500,000, as well as private sources of credit in the approximate amount of $725,000. These sources of funds, to the extent not utilized, may also be utilized by us, at least on a temporary basis, to meet principal and interest obligations due on our Secured Notes. The private loan sources are constituted by a small number of investors, some of whom were previous members of our predecessor limited liability company and some of such sources hold our Subordinated Notes. We will be required to carefully manage our cash flow and the manner in which we utilize our various sources of funds (including bank lines of credit and private sources of credit) in order to assure that our current obligation to meet principal and interest obligations on our outstanding Secured Notes is met by our on-going cash flow from the sources indicated. If we are not successful in such effort, we run the risk of defaulting on the principal and interest obligations represented by our outstanding Secured Notes. In addition to meeting the principal and interest obligations of our outstanding Secured Notes, the sources of cash identified will also be the sources utilized by us in meeting our administrative and operating expenses and the interest payments due on our outstanding 12% Unsecured Subordinated Promissory Notes. We will not establish a loss reserve utilizing the net proceeds that we receive from the public sale of our Common Stock and Secured Notes.

     Collateral for Secured Note Obligation. The principal and interest obligation represented by our outstanding Secured Notes will be collateralized by a first lien perfected under the Uniform Commercial Code as such has been enacted in Florida. The lien will be created and perfected by the Custodian acting under the Custody Agreement and will act as a first lien encumbrance on all existing loans and new loans which we make in the conduct of our business. The Custody Agreement requires that our outstanding loans which are subject to the lien perfected under the Custody Agreement, together with our cash and cash equivalents equal during the time that Secured Notes are outstanding 100% of the principal amount of such outstanding Secured Notes. Deterioration in our portfolio loans may make the maintenance of such relationship difficult for us and such failure to maintain such relationship constitutes an event of default on our part under the Custody Agreement. The term “cash equivalents” as used in the Custody Agreement means unrestricted cash held by us from time to time, as well as insured deposit accounts or debt securities issued by the United States or any agency of the United States which are convertible into cash within a 30 consecutive day period.

     Secured Notes Not Rated — No Credit Enhancement. Many publicly offered debt securities receive ratings from various recognized rating sources, such as Moody’s and Standard and Poors. The purpose of such ratings is to assist investors in making an evaluation of the credit worthiness of the companies offering such debt securities. Often publicly offered debt securities incorporate “credit enhancements”. A credit enhancement could be in the form of a letter of credit or guarantee issued by a financial institution such as a bank having significant liquid resources. Our Secured Notes have not been afforded any rating by a rating agency nor are they the subject of any credit enhancement.

     No Market for Secured Notes. We have registered our Secured Notes under the Federal securities laws with the SEC and the Florida securities law. We may register our Secured Notes in additional states. Such registration of the Secured Notes does not in any way constitute any approval by the SEC or the State of Florida (or any other state) that the Secured Notes represent an appropriate investment for any person and to infer or represent such is unlawful.

     The registration of the Secured Notes, however, does permit the resale of the Secured Notes by investors at least in Florida on a non-restricted basis. However, we don’t expect that any liquid aftermarket will come into being for the Secured Notes. We expect that the ability to sell a Secured Note will involve the requirement that a Secured Note holder individually negotiate a sale-purchase transaction with an interested buyer who is qualified to purchase and own a Secured Note. In connection with such activity, we will carefully monitor any such transactions in order to assure that our Secured Notes are purchased only by persons who are qualified from the standpoint of investor suitability.

     Terms of the Secured Notes. The terms of the Secured Notes relating to

•	Note maturities

•	Available Note interest rates and

•	Secured Note collateral and events of default

have been solely determined by us and did not involve any arm’s length negotiation process. We have, however, tried to fairly relate such Secured Note terms to conditions existing in the market for securities such as our Secured Notes, as well as interest rates and maturities of available certificate and deposit accounts.

As to R J Lending, Inc.

     Manner of Common Stock and Secured Note Offering. While the terms of the Secured Note and Common Stock offering permit us to receive assistance from securities broker-dealers and to pay sales commissions as a result of such assistance, we expect that most Secured Note sales will occur as a result of our own efforts and without significant assistance from securities broker-dealers. In that regard, we have qualified to act as our own issuer-dealer under Florida law. John Kurz, a member of our Board of Directors and Executive Vice President will be the officer in charge of administering the offer of our Common Stock and Secured Notes. We cannot assure that we will receive significant proceeds from the public offer and sale of our Common Stock and Secured Notes. To the extent that we receive only minimal proceeds, our ability to conduct an enhanced lending business will be reduced and impaired.

     Source of Loans. We utilize several methods to source loans, including limited advertising and referrals from banks, other financial institutions, as well as lawyers and accountants. Also, our existing or past loan customers often make referrals of potential new borrowers to us. Currently, our loan demand exceeds our available loan funds. A significant source of our loans has resulted from the activities of the franchisees of a company known as HomeVestors of America, Inc. (“HomeVestors”). HomeVestors is based in Dallas, Texas and operates a franchise network. The franchisees of HomeVestors are engaged in the business of acquiring or assisting in the acquiring of residential real estate properties which are in a deteriorated condition. The acquired residential property is then improved with the assistance of the HomeVestor franchisee. The purpose of the property improvements is to bring the residential property to a status permitting conventional financing. As of December 31, 2001, we had loans involving HomeVestor franchisees in the amount of $1,065,632. Our experience with the HomeVestor franchisee loans has been good and loan losses to date have not occurred. The HomeVestor franchisees are a significant source of loans and the loss or reduction in such activity could have an adverse affect on our lending business, at least on a temporary basis.

     Spread Between Cost of Funds and Loan Interest Income. For the physical year ended December 31, 2001 our predecessor, R & J Warehouse Lending, LLC, reflected a net income of $94,559 from lending operations. Our future profitability is wholly dependent upon the adequacy and cost of our source of funds that we use in our lending activities and the aggregate return that we realize on our portfolio loans, as constituted from time to time. If the spread between the cost of funds and the aggregate return on our loan portfolio falls below certain levels, our profitability will suffer or be eliminated and losses will occur. If we encounter a measure of success in the public offer and sale of our Common Stock and Secured Notes, we believe that our cost of funds will be improved because of the duration of time that the Secured Note proceeds are available to us and the anticipated rates of interest which we will pay to our Secured Note holders. Our portfolio loan interest rates are largely determined by our management and we will not make loans at rates of interest which may threaten our profitability. Also, most of the loans that we make are relatively short term (six months) and, accordingly, the funds that we commit to the various loans made by us are only committed to the loan interest rate established for a relatively short period of time.

     Credit Worthiness of our Borrowers. We are an asset based lender. This means that with respect to every loan application we receive, we attempt to identify appropriate collateral in order to secure the principal and interest obligation of the loan applied for. Such asset collateral may be constituted by real estate, accounts receivable and certain business assets. Our past lending history indicates that real estate is usually the most suitable collateral for loans made by us. In our lending activities, we attempt to assure that the underlying collateral for the loan has a liquidating value substantially in excess of the principal and interest obligation represented by the loan made. The evaluation of the loan application and available loan collateral requires careful underwriting on our part. To the extent that our underwriting processes are deficient in any material way, our loan losses may increase.

     Timing Matters. In the offer and sale of our Secured Notes and in the conduct of our lending business, we will have to constantly deal with certain important timing considerations. As indicated, loan demand has exceeded our loan capability during most of our operational history. As we receive Secured Note proceeds, however, and invest such proceeds in loans, we will need to be continually vigilant with respect to the adequacy of our cash flow in order to service the principal and interest obligation of outstanding Secured Notes on a continuous basis and without the occurrence of events of payment default and just as importantly, the adequacy of our cash flow which will be required to meet the several maturities of the Secured Notes (18, 36 and 60 months from subscription acceptance). To the extent that Secured Note maturities are concentrated in the 18 month Secured Note maturity (which we will attempt to avoid in the offering of the Secured Notes), greater amounts of immediate cash flow will need to be generated in order to meeting the early maturities of such 18 month Secured Notes.

     Dependence on Present Management. Our day-to-day lending business operations are conducted by our executive officers Ronald R. Shenkin and John Kurz. We also employ one additional administrative person. As a result, we are totally dependent upon the continued availability of the services of Messrs. Shenkin and Kurz in the conduct of our lending business. If the services of either Mr. Shenkin or Mr. Kurz were to become unavailable to us by reason of death, disability or some other reason, our ability to conduct our lending business on the scale then conducted could be materially threatened.

     Necessity of Additional Borrowings. As indicated, we have access to bank and private sources of credit. We have used these sources in our lending business and may need to use these sources of credit from time to time in the conduct of our future lending business and to meet our obligations with respect the outstanding Secured Notes. The elimination of such sources of credit or any significant reduction in the amounts available to us from such sources will impair our ability to conduct our lending business and meet the Secured Note obligations. At February 1, 2002, we had a stockholders’ equity of $30,000 and subordinated debt represented by our outstanding 12% Subordinated Unsecured Promissory Notes of $500,000 for an aggregate $530,000 amount with which to support our lending operations.

     Risk of Default. In our lending business, we will constantly be subjected to the risk of default in the payment of the principal and interest of our loans by our borrowers. While we presently utilize and will utilize protective measures in order to minimum such risk of default by our borrowers, the occurrence of default will result in a reduction or interruption of at least a portion of our anticipated cash flow, which interruption may be on a temporary or protracted basis. Such occurrences will affect our ability to meet the principal obligation of our outstanding Secured Notes.

     Sale of Additional Debt Securities. If we are successful in selling all $10 million of our Secured Notes, we may decide at some future time to publicly offer additional debt securities. Such additional debt securities may also be secured debt instruments similar to the Secured Notes that we are now offering for sale. If additional debt securities are sold during any future time, such may have the affect of requiring us to increase the scale upon which we conduct the lending business and most likely will require that we significantly increase our cash flow in order to meet our obligations under the Secured Notes and any subsequent debt securities offered and sold by us. Also, any new debt securities may have to be sold under the auspices of a trust indenture (as discussed earlier in this section). If such is the case, investors in such new debt securities will be afforded the protective measures of a trust indenture which is not the case with investors in our Secured Notes.

     Regulatory Matters. In the conduct of our lending business, we must comply and adhere to certain practices dictated by law and regulations thereunder. Generally, such laws and regulations are intended to protect borrowers from unfair lending practices and such regulation will relate to compliance with:

•	the Truth in Lending Act

•	the Fair Credit Reporting Act

•	the Real Estate Settlement Procedures Act and

•	various Florida statutes and regulations dealing with rates of interest (prohibitions against usury) and debt collection practices.

     Violation of any such laws and regulations by us could have serious consequences, including civil fines and penalties and, possibly, the effect of injunctive relief obtained by any regulatory body. In the conduct of our lending business since inception, we have not encountered any regulatory problems and believe that we will be able to continually comply with applicable regulations during the future time.

     Economic and Industry Conditions. Economic and industry conditions can affect all businesses and, in particular, businesses which engage in some aspect of a particular industry.

     Recessionary economic conditions usually affect the level of lending activities as a result of the postponement by potential borrowers of lending transactions. The decline in asset sales such as real estate can also have the affect of reducing our loan demand. Adverse economic and industry conditions can also have the effect of increasing the level or default on loans contained in our portfolio. Adverse economic and industry conditions could materially affect our ability to maintain adequate levels of cash flow, our ability to originate and make acceptable loans and the divergence of our managerial and other assets in order to deal with increased levels of default with respect to the loans in our portfolio.

INVESTOR SUITABILITY

     You should only purchase our Common Stock with a view to holding same for long term investment purposes and you should view any such purchase of our Common Stock as a speculation.

     You should only purchase our Secured Notes if

•	you fully understand the nature of our business as described in this Prospectus;

•	you fully understand the risk factors which may effect the ownership of our Secured Notes and our lending business;

•	you understand that the principal and interest obligation of the Secured Notes is only secured by the loans contained in our loan portfolio from time to time and is not secured by any of our other assets;

•	you understand that you most likely will have to hold your Secured Note to maturity because we do not anticipate the existence of any secondary market for the Secured Notes;

•	you fully understand that the Secured Notes are not insured certificates of deposit or deposit accounts; and

•	you have a level of risk tolerance which permits you to accept the possibility that you may lose the entire investment that you make in the Secured Notes.

     Also, you should not invest an excessive amount of your available liquid assets in Secured Notes since, most likely, the Secured Notes will constitute an illiquid investment during the Secured Note term to maturity (18, 36 and 60 months).

CERTAIN MATTERS RELATING TO OUR COMMON STOCK

Dividend Policy

     With respect to our Common Stock presently outstanding and to be outstanding upon the conversation of the Subordinated Notes and the sale of our Common Stock to the public, we have adopted a cash dividend policy. Subject to our ability to meet the on-going interest and principal obligation represented by outstanding Secured Notes and Subordinated Notes, it is our intention to declare and pay cash dividends for each of our physical years commencing with the physical year ending December 31, 2002. Such dividend policy will involve our allocation of available cash which is representative and equal to 20% of our net income experienced for each year, commencing with the year ending December 31, 2002 (after appropriate provisions are made for corporate and other taxes, as well as providing for the absorption of any current amounts of any operating loss carry forward applicable to any of our preceding fiscal years) for distribution to the holders of our outstanding Common Stock, as well as to the holders of our Subordinated Notes, assuming full conversion of the principal amount of such Subordinated Notes into 740,850 shares of our Common Stock. We refer to such cash as “Representative Cash”. Assuming that we sell all 370,400 shares of our Common Stock to the public and the Subordinated Notes are fully converted into 740,850 shares of our Common Stock, there will be outstanding 1,852,050 shares. Such share amount includes 740,800 shares of our Common Stock held 50% by Ronald R. Shenkin and John Kurz. The amount of the Representative Cash will be divided by such 1,852,050 share amount unless we sell or have sold less than 370,400 shares of our Common Stock to the public.

     We may not pay such cash dividend in full or at all if we do not experience net income or are in default with respect to the payment of the outstanding principal and interest obligation of our Secured Notes and the Subordinated Notes. The dividend amount allocated to the holders of our Subordinated Notes will constitute additional interest paid on such Subordinated Notes. The determination of the availability and amount of Representative Cash is exclusively vested in our Board of Directors.

     Also, in recognition of the contribution made by the holders of our outstanding Subordinated Notes (all of which holders were previous equity members of our predecessor limited liability company) we may make one or more special distributions of cash to the holders of such Subordinated Notes in order to defray any Federal income tax consequences sustained by such holders in our reorganization from limited liability company form to corporate form. Any such special distributions are also subject to our obligation to be current with respect to the principal and interest payments due on outstanding Secured Notes.

Dilution

     As of February 1, 2002, we reflected a stockholders’ equity of $30,000. On such date, 740,800 shares or our Common Stock were outstanding and held 50% by Ronald R. Shenkin and 50% by John Kurz. Messrs. Shenkin and Kurz were issued such Common Stock in connection with our reorganization from limited liability company form to corporate form. Messrs. Shenkin and Kurz did not pay any cash consideration for such Common Stock. Our stockholders’ equity on such date was constituted by our issuance of 30,000 shares of our First Series Preferred Stock in consideration of Mr. Shenkin’s forgiveness of $30,000 of debt which we previously owed to him. Holders of our Subordinated Notes, to the extent that they determine to convert all or a portion of the $500,000 principal amount of such Subordinated Notes into our Common Stock, will pay a per share price of $.6749. Purchasers of our Common Stock in this public offering will purchase at the rate of $5.40 per share.

     Assuming on a pro forma basis that the Subordinated Notes are converted in their entirety into 740,850 shares of our Common Stock, that we are successful in selling all 370,400 shares of our Common Stock at the $5.40 per share offering price and treating our First Series Preferred Stock as being equivalent to our Common Stock, our pro forma stockholders’ equity at February 1, 2002 would have been $2,530,160 or $1.35 per share on the basis of 1,880,050 preferred and common shares being outstanding. As a result, purchasers of our Common Stock in this public offering will sustain a pro forma per share dilution from the $5.40 offering price of $4.05 and Messrs. Shenkin and Kurz and the holders of our Subordinated Notes (entirely converted) will experience a pro forma increase from the per shares amounts paid by them of $5.01 per share as to Messrs. Shenkin and Kurz and $.675 per share as to the holders of the Subordinated Notes.

     Also, Messrs. Shenkin and Kurz and the holders of the Subordinated Notes converted will have paid an aggregate $592,827 for an aggregate 1,481,650 shares of our Common Stock constituting on a pro forma basis 80% of shares outstanding and the public will have paid an aggregate $2,000,160 for 370,400 shares of our Common Stock, constituting on a pro forma basis 20% of shares then outstanding.

SELECTED FINANCIAL DATA

     Presented below is selected financial data reflecting the financial condition and results of operations of the predecessor limited liability company for the fiscal years ended December 31, 2000 and 2001. The predecessor limited liability company was known as R & J Warehouse Lending, LLC. Our predecessor limited liability company commenced lending operations in October 1999 and, accordingly, the fiscal year ended December 31, 2000 encompasses an approximate 14 month period.

     Also presented below is certain selected pro forma financial data which reflects our financial condition and results of operations and assumes that we had adopted the corporate form of business organization on January 1, 2001. The pro forma financial data is unaudited.

     If you are considering a purchase of our Common Stock or Secured Notes, or both, you should understand that the financial data presented below is not necessarily indicative of the results of our future operations or the actual results had we utilized the corporate form from the time of inception of the predecessor limited liability company.

R & J Warehouse Lending, LLC
(a Florida limited liability company)

	Fiscal Years Ended
	December 31,

	2000	2001

Statement of Income Data:
Mortgage Interest and fees	$146,640	$351,622
Other Revenue	6,173	6,767
Expenses	92,271	263,830
Net Income	60,542	94,559
Balance Sheet Data:
Total Assets	$1,437,388	$2,509,826
Total Liabilities	937,388	2,009,826
Members’ Equity	500,000	500,000

R J Lending, Inc.
(a Florida corporation)
Unaudited Pro Forma Selected Financial Data
Giving Effect to Conversion to Corporate Form

Fiscal Year
Ended
December 31,
2001

Income Statement Data:
Mortgage Interest and fees	$351,622
Other Revenue	6,767
Expenses	331,003
Net Income	27,386
Net Income per Common Share(1)	.037

Fiscal Year
Ended
December 31,
2001

Balance Sheet Data Total Assets	$2,470,608
Total Liabilities and Debt	2,009,428
Subordinated Debt(2)	500,000
Stockholders’ Equity	(38,820)

(1)	Based on 740,800 shares of Common Stock outstanding.

(2)	Constituted by the 12% Unsecured Subordinated Promissory Notes.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

In General

     Effective January 2002, we are continuing the lending business which has been conducted by our predecessor limited liability company, R & J Warehouse Lending, LLC since October 1999. We were formed under Florida corporate law in January 2002 and as explained earlier in this Prospectus, our former Managing Members now constitute our Board of Directors and our executive officers. The other members of our predecessor limited liability company hold our 12% Unsecured Subordinated Promissory Notes.

     In our lending operations, we have generally made loans of relatively short duration secured by first or second liens which encumber collateral real estate. While our business has been somewhat concentrated to the southwest coast of Florida, we have made loans and have portfolio loans outstanding secured by properties located in other geographic locations.

     A meaningful portion of our outstanding loans results from our relationship with HomeVestors and the franchisees of HomeVestors.

R & J Warehouse Lending, LLC, Results of Operations, Fiscal Years Ended December 31, 2000 and 2001

     For the year ended December 31, 2001, R & J Warehouse Lending LLC experienced mortgage interest and fees of $351,622, compared to $146,640 for the fiscal year ended December 31, 2000. Other revenue for such fiscal years remained somewhat constant, being

$6,767 for fiscal year ended December 31, 2001 compared to $6,173 for the fiscal year ended December 31, 2000.

     Our operating expenses increased significantly for the fiscal year ended December 31, 2001 being $263,830 compared to $92,271 for the fiscal year ended December 31, 2000. This resulted from increases in general administrative expenses which were $42,439 for the fiscal year ended December 31, 2001 compared to $18,479 for the fiscal year ended December 31, 2000. Our interest expense also increased significantly. For the fiscal year ended December 31, 2001, we experienced interest expense of $116,752 as compared to $37,537 for the fiscal year ended December 31, 2000. This resulted primarily from the significant increase in loans outstanding which at December 31, 2001 were $2,049,224 compared to $1,028,937 at December 31, 2000.

     The expense category “Distributions to Managers” also experienced significant increase during such period, being $92,827 for the fiscal year ended December 31, 2001 compared to $33,252 for the fiscal year ended December 31, 2000. Such increase also is due to the significant increase in loans made during the fiscal year ended December 31, 2001. R & J Warehouse Lending, LLC compensated its Managing Member, R & J One of Sarasota, Inc., on the basis of an allocation of the interest income received by R & J Warehouse Lending, LLC on certain interim mortgages and origination fees. The Managing Member also participated in profit distributions. Ronald R. Shenkin and John Kurz were the shareholders, directors and officer of R & J One of Sarasota, Inc.

     Our net income for the fiscal year ended December 31, 2001 was $94,559 compared to $60,542 for the fiscal year ended December 31, 2000. Such increase in net income is attributable to the greater volume of lending activity and the principal amount of performing loans contained in our loan portfolio at December 31, 2001.

     For each of the fiscal years we effected profit distributions to our members equal to our net income.

     At the conclusion of each fiscal year, our Members’ Equity was $500,000.

Liquidity and Capital Resources

     The sources of liquidity and capital for R & J Warehouse Lending, LLC for the fiscal years ended December 31, 2001 and 2000 were constituted by the capital contributions of the limited liability company’s members and loans made by members of the limited liability company. At December 31, 2001, such member loans aggregated $716,525 and are being serviced by the payment of interest on a monthly basis at various annual rates of interest ranging from 10% to 12%. The notes will mature in 2002.

     R & J Warehouse Lending, LLC also had lines of credit provided by banks in the aggregate principal amount of $500,000, which lines of credit carry interest rates generally

1% over the prime rate as charged by banks conducting banking and lending operations in the southwest Florida area. At December 31, 2001, such line of credit was substantially utilized, having an outstanding principal balance of $493,581 at December 31, 2001 compared to $500,000 being outstanding at December 31, 2000.

     At December 31, 2001, R & J Warehouse Lending, LLC was not in violation of any of the various loan terms. The lines of credit, to the extent not fully utilized, remain available to us as the successor corporate entity to R & J Warehouse Lending, LLC.

     We believe that the funds made available from the sources described above (with the exception of our members’ contribution) and those anticipated to be received by us as a result of the successful conduct of this offering of our Common Stock and Secured Notes, together with the anticipated cash flows to be derived from our loan portfolio from time to time will be sufficient to meet all of our liquidity requirements for an indefinite period of time, even though we anticipate increasing loan demand.

     As we explained in the Prospectus section captioned “RISK FACTORS”, a number of factors may effect the loan demand which we experience and the profitability of our lending operations and our loan portfolio as such is constituted from time to time.

USE OF PROCEEDS

     If we sell all 370,400 of our Common Stock and all of our Secured Notes, we will realize gross proceeds of $12,000,160 from this public offering. The actual proceeds that we realize from the public offering of our Common Stock and Secured Notes may range from zero to such maximum $12,000,160 amount.

     We have paid substantially all of the costs and expenses attendant to the preparation of the Registration Statement which relates to our Common Stock and Secured Notes and this Prospectus. Such expenses were largely constituted by legal and accounting fees and filing fees with the SEC and Florida. The filing fees paid to the State of Florida related to the Registration of our Common Stock and the Secured Notes and our qualification to act as our own issuer-dealer in connection with the public offer and sale of our Common Stock and Secured Notes. This is explained in the Prospectus section captioned “PLAN OF DISTRIBUTION”.

     Since we have paid all of the expenses attendant our formation and registration process, substantially all of the gross proceeds that we received from the sale of our Common Stock and Secured Notes will be available to us to use in our lending business. If we receive significant assistance in the public offer and sale of our Common Stock and Secured Notes from securities broker-dealers, such proceeds will be reduced by the amount of sales commissions and due diligence expense reimbursement that we pay to any assisting securities broker-dealers. We do not expect to receive significant assistance.

     The net proceeds received by us from the sale of our Common Stock and Secured Notes will be utilized when and as received in our lending business and will be primarily utilized to fund loans which we make to borrowers. Such net proceeds will also be utilized by us to provide for our administrative and operating expenses, which includes the salaries to be paid to our executive officers, Ronald R. Shenkin and John Kurz. Such administrative and operating expenses will also include the fees paid by us to the Custodian under the Custody Agreement.

     While we are not required to do so, we may utilize a portion of the net proceeds received to establish a loan loss reserve in an appropriate amount and which reflects our loan loss experience as adjusted for the principal amount of our loan portfolio, as such exists from time to time.

     The net proceeds from the sale of our Common Stock and the Secured Notes even if in the maximum $12,000,160 amount may not be sufficient over time to sustain our lending activities. We may be required to seek additional capital, in which event we will utilize our bank and private lines of credit (to the extent that such lines are not fully utilized), may seek other sources of capital (including additional credit arrangements with private credit providers and the private placement and sale of our equity and/or debt securities). We may also offer additional debt securities to the public as is explained in the Prospectus section captioned “RISK FACTORS”.

BUSINESS

Introduction

     Effective January 31, 2002, we are continuing the business of our predecessor limited liability company, R & J Warehouse Lending, LLC (the “limited liability company”). The limited liability company commenced its business operations in October 1999 and until January 31, 2002, engaged in an asset based lending business.

     Such asset based lending business primarily involves loans of short duration, the principal and interest obligations of which were and are secured by first and second liens on residential real estate. Our lending business has been concentrated in the southwest Florida area.

     In our lending activities we engage in interim lending transactions, transactions which we categorized as warehouse loans, and transactions whereby we purchase second mortgages. To a limited extent, the limited liability company engaged through a subsidiary entity known as Asset Management Ventures, LLC, in the purchase of non-performing, unsecured consumer debt. The limited liability company was a passive participant in this latter activity. The interest in Asset Management Ventures, LLC was sold during March 2002. In such transaction we received $25,000 in cash and a $40,000 promissory note secured by certain second mortgages.

Lending Activities

     Primary Lending Activities. The primary lending activities in which we engage involve the origination of first lien mortgages, the proceeds of which are utilized to purchase and renovate 1 to 4 family residential dwellings with a view by the mortgagee — owner of the property to resell the property upon the completion of the renovation. This lending activity is substantially dependent upon our relationship with HomeVestors and the franchisees of HomeVestors. Through a franchise network, HomeVestors and its franchisees engage in the business of providing assistance to property purchasers who purchase residential properties requiring renovation and rehabilitation. We have and will fund loans, the proceeds of which are used for such purposes. The property purchaser-owner usually acquires the property and immediately conducts the rehabilitation and renovation activity. These loans have been and will be of short term generally having a term to maturity of less than six months.

     While the loan amount will generally not exceed 70% of the anticipated value of the collateral property upon completion of the rehabilitation and renovation process, the loan amount may constitute 100% of the initial acquisition price of the collateral property.

     At December 31, 2001, we had $1,700,119 principal amount of such loans in our portfolio of loans constituting 49% of such portfolio.

     In such primary lending activity, we have and will engage in an active loan underwriting process and will not make a loan until a satisfactory review of the borrowers’ financial history and credit capacity have been completed. Also, we must be able to obtain a first lien position with respect to the real estate collateral securing the loan and generally we will not loan an amount in excess of 70% of the projected value of the collateral property as such is anticipated to exist at the conclusion of the rehabilitation and renovation process. In determining such values, we rely on appraisals, tax roll information, actual inspection of the collateral property, comparable property information or any combination of such information sources. We also require that the loans be consummated either by a title company, an attorney or other financial institution, utilizing appropriate and required closing procedures. In making such loans we also verify that sufficient casualty insurance is in place and that we are named as the primary insured. We also obtain title insurance with respect to the collateral property. The cost attendant to such processes are passed through to the borrower.

     Interest rates on these types of loans generally range between 14% and 16% per annum and involve a disbursement charge or 1 or 2 points (charged against the amount loaned) at the time of loan closing.

     Warehouse Loans. Residential home sale-purchase transactions are typically financed by conventional mortgage lenders. In some sale-purchase transactions, the utilization of a property seller-held purchase money mortgage occurs. Residential properties may also be sold through the utilization of a contract for deed procedure which is an interim method anticipating the consummation of future financing. We act as a source of funds with respect to such financing methods which utilize seller purchase money mortgages (usually involving second liens) and contracts for deeds and will make loans secured by the encumbrance (the mortgage, the purchase money mortgage, or contract for deed) generally at an annual interest rate of 14%. We also charge two points on the loan amount loan for a 12 month loan term. These types of arrangements permit property buyers to acquire a desired property who otherwise cannot obtain conventional financing from conventional sources. In underwriting such loans, we engage in similar activities to those described above under “Primary Lending Activity”. Our maximum loan to value with respect to these warehouse loans is 75%.

     At December 31, 2001 our portfolio of loans contained $511,644 principal amount of loans of this type constituting 19% of such portfolio.

     Second Mortgage Purchases. The third principal element of our past and present lending activity involves our purchase of second mortgages from loan originators. Such second mortgages have usually been created in connection with a residential property home sale and typically involve a residential property acquisition transaction whereby the cash down payment equals 3% to 5% of the purchase price with the property seller holding a second mortgage, the principal amount of which may constitute as much as 10% of the property purchase price depending on the first mortgage utilized in the transaction. These second mortgages are subordinate in right of payment to the first mortgage utilized in the acquisition transaction and constitute a second lien on the collateral residential property.

     We will purchase these second mortgage loans at a substantial discount averaging 40% of the second mortgage principal amount. The second mortgage seller is also required to effect the repurchase of such second mortgage, usually within 120 days of our acquisition of the second mortgage loan.

     In such purchase transactions, the loan (first and second mortgages) to value ratios may equal or exceed 100% of the collateral property value. Accordingly, we are particularly concerned with the credit worthiness of the seller of such second mortgages and such sellers must “score” a determined number of points in accordance with the credit rating systems of national credit scoring agencies which we utilize.

     At December 31, 2001, $458,414 principal amount of loans of this type were contained in our portfolio constituting 34% of our portfolio loans.

     Miscellaneous Lending Activities. We will also participate in the origination, purchase or partial purchase of commercial real estate loans. While this activity has been limited, we anticipate expanding our lending activities into the commercial property area. This activity involves the same loan criteria and loan closing procedures as described under “Primary Lending Activity” above with the additional criteria that the collateral commercial property must be located in the State of Florida. Our loan to value ratios in these transactions have been and are anticipated to be 70% and our maximum loan amount has been and will be $250,000.

     At December 31, 2001, our loan portfolio did not contain any commercial loans.

     From time to time we will also originate a residential first mortgage loan transaction in which we will utilize the same underwriting processes and criteria described above in “Primary Lending Activity”.

Marketing

     Since we commenced our lending activities, the loan demand which we have experienced has exceeded our available source of funds. If we encounter meaningful success in the public offer and sale of our Common Stock and our Secured Notes, we anticipate meeting such loan demand. Increased lending capacity, however, may require that we engage in marketing activities relating to our loan services. While we will continue to rely on our relationship with HomeVestors and the HomeVestor franchisees, we may also engage in activity involving the following:

•	Direct Contact. We may make direct contact with loan originators who may be a source of loans which we may wish to purchase in connection with the lending activities described above.

•	Advertising. We may engage in limited advertising which will probably be concentrated in the southwest Florida area. In this activity we will use “announcement” type advertisements intended to make potential borrowers aware of our services and lending capability.

•	Development of Referral Sources. We presently receive referrals of potential loan customers from banks, attorneys, accountants and other persons. In the future development of our lending business, we may attempt to enlarge such referral network by making potential sources of loan referral customers aware of our lending capability and the services that we offer.

•	Existing Borrower Base. We presently receive referrals of new potential borrowers from our existing borrowers. Also our borrowers may engage in more than one loan transaction with us over time.

Loan Portfolio Administration

     As of December 31, 2001, our portfolio of loans contained 135 loans of the several types described above. In connection with our portfolio of loans, we are required to have the continuing capability of administering and monitoring the loans in the portfolio as to:

•	Current status of scheduled loan payments of principal and interest by the borrower;

•	Payoff status of each portfolio loan;

•	Status of loan collateral; and

•	Appropriate action as to loans contained in the portfolio which become in default initially or on an on-going basis.

     We believe that we have an effective infrastructure in place permitting us to engage in such loan portfolio administration and presently have relationships with service providers such as attorneys who can assist us when necessary in such matters as loan closings, foreclosure, institution and conduct of judicial proceedings relating to loans and loan collateral and other matters that may arise as a result of the loans contained in our portfolio.

Regulation

     We conduct our lending activities within a comprehensive regulatory framework.

     The State of Florida has various statutes and regulations promulgated thereunder which relate to rates of interest which may be charged in various types of loan transactions. Such statutes are intended to protect the public by prohibiting usurious rates of interest. Additionally, Florida statutes and regulations promulgated thereunder prohibit certain practices when debt collection processes are necessary in order to attempt to collect the obligation represented by a defaulted loan.

     From the standpoint of Federal law, we must comply with various statutes, including the Truth in Lending Act, the Fair Credit Reporting Act and the Real Estate Settlement Procedures Act.

     The Truth in Lending Act is intended to assure that borrowers are fully informed as to the actual costs of a loan prior to or at the consummation of the loan transaction. Disclosed costs must relate to the actual effective loan interest rate, matters such as points charged with respect to the loan, the amount of loan closing costs to be paid by the borrower and similar matters.

     The Fair Credit Reporting Act is intended to protect consumers from unfair credit reporting practices and also governs the conduct of credit reporting agencies. This statute permits access by consumers to credit information affecting or possibly affecting their credit status and provides procedures pursuant to which consumers may challenge any adverse information contained in a credit report dealing with such consumer’s credit worthiness. As a general policy, we do not engage in any credit reporting activities with respect to our borrowers.

     The Real Estate Settlement Procedures Act is intended to eliminate excessive costs and fees incidental to real estate sales settlement practices and procedures and to require disclosure of any relationships and affiliations between providers of settlement services and sales persons to buyers and sellers of real estate properties. The Real Estate Settlement Procedures Act is administered by HUD, an agency of the Federal government. HUD has from time to time adopted rules and regulations which contain prohibitions relative to associations between various types of participants in the real estate settlement processes, including, without limitation, title insurance agents, real estate brokers and sales persons, providers of mortgage financing and other participants. HUD is vested with broad and expansive regulatory powers in order to initiate and conduct enforcement actions to preclude and prevent prohibited practice in the real estate and related industries.

     In its efforts to preclude excessive costs in real estate transactions, HUD, in its administration of the Real Estate Settlement Procedures Act, prohibits the payment or receipt of any “fee, kickback or thing of value” or any other consideration under any oral or written agreement or understanding that title insurance business attendant to a real estate sale-purchase transaction consummation will be referred to any particular person. Also prohibited is the giving or accepting of any portion or percentage of any charge made or received for the rendering of real estate settlement services other than for services actually performed.

     We routinely utilize title companies and law firms to represent us in connection with our loan closings. We believe that we have been and are in compliance with all applicable regulations affecting our lending business. We further believe that continued compliance with such regulations will not be difficult for us.

     We anticipate that our lending activities may fall within the purview of Florida law which regulates the activities of mortgage lenders. During the current calendar year (2002) we intend to procure all necessary licenses and other authorities in order to permit us to operate as a licensed mortgage lender in Florida. The procurement of such license will cause us to be subject to regulation exercised and carried out by the applicable Florida statute (Chapter 494, Florida Statutes, as amended), which regulation is carried out by the Florida Office of the Comptroller, Department of Banking and Finance.

Competition

     While we believe that our lending business constitutes in many respects a “niche” activity (an area not being well served by other lenders), we have and will continue to encounter meaningful competition.

     We may compete with traditional sources of mortgage loans, such as banks and other credit providing entities, as well as companies which have been organized and conduct a lending business the same or similar to ours. Also, borrowers seeking mortgage loans may make arrangements with private sources of credit and these sources may be considered as competition.

     We believe that the basis of such competition is our ability to rapidly evaluate the loan application, the appropriateness for acquisition of any loan portfolios presented to us, the competitiveness of the loan terms which we may offer to our loan applicants and the efficiency with which we can bring a loan transaction or loan acquisition transaction to completion.

     It is most likely that many of the sources of competition which we have and will continue to encounter have managerial and capital resources substantially in excess of those available to us, even if we complete this Common Stock and Secured Note offering in its entirety.

MANAGEMENT

Our Directors and Officers

     We conduct our business under the direction of our Board of Directors, which presently consists of two members, Ronald R. Shenkin and John Kurz. Messrs. Shenkin and Kurz also serve as our executive officers. Our executive officers carry out our day-to-day operations. The table presented below sets forth certain information concerning Messrs. Shenkin and Kurz.

Current
Director
Term
Name/Age	Expires	Positions Held

Ronald R. Shenkin, age 55	May, 2003	Director, Chairman of the Board of Directors, President and Chief Executive Officer

Current
Director
Term
Name/Age	Expires	Positions Held

John Kurz, age 45	May, 2003	Director, Executive Vice President, Secretary, Treasurer and Chief Financial Officer

     There are no existing arrangements between any of the above-named directors or officers which have resulted or will result in the selection or election of any of the above- named persons to the position of director or as an officer. Until such time as Subordinated Notes are substantially converted into our Common Stock and we sell a significant number of shares of our Common Stock to the public, voting control will be vested in Messrs. Shenkin and Kurz, particularly if they vote in concert. Messrs. Shenkin and Kurz will serve as the members of our Board of Directors until the next annual meeting of our shareholders which is expected to be convened in May 2003 or until such time as their successors are elected and qualified.

     The principal occupations of Messrs. Shenkin and Kurz are as follows:

     Ronald R. Shenkin resides in Nokomis, Florida. During the period of time that we operated as a limited liability company, Mr. Shenkin was a principal shareholder, director and officer of R & J One of Sarasota, Inc., a Florida corporation, which acted as the Managing Member of our predecessor limited liability company. Mr. Shenkin served in that capacity from the inception of the limited liability company, October 1999, to December 31, 2001, the time immediately preceding our reorganization as a Florida corporation. Mr. Shenkin engages in a number of entrepreneurial activities and has done so for the past approximate 30 years. Such activities include real estate and land development and the ownership and investment in various real estate properties. In such activities, Mr. Shenkin has engaged in residential and commercial land acquisition and the development of commercial office buildings.

     John Kurz resides in Sarasota, Florida. During the period of time that we operated as a limited liability company, Mr. Kurz was a principal shareholder, director and officer of R & J One of Sarasota, Inc., a Florida corporation, which acted as the Managing Member of our predecessor limited liability company. Mr. Kurz served in that capacity from the inception of the limited liability company, October 1999, to December 31, 2001, the time immediately preceding our reorganization as a Florida corporation. During the period 1997 to October 1999, Mr. Kurz was self-employed and engaged in a lending business substantially similar to that conducted by us. In July 1998, Mr. Kurz obtained a personal discharge in a Chapter 7 Federal bankruptcy procedure which we are advised by Mr. Kurz was caused by a failed attempt to capitalize a business partnership. Mr. Kurz has represented to us that since obtaining such discharge, he has used his personal assets (including the proceeds received from the sale of his personal, exempt residence) to retire as many of the obligations which were discharged in such bankruptcy as possible. Mr. Kurz has been active in the residential and commercial mortgage business for the past approximate 20 years. He began his career in 1981 originating FNMA conventional mortgages for resale in the secondary market. Subsequently, he served as Vice President of First Florida Bank, N.A., Sarasota, Florida, specializing in commercial real estate mortgages. His duties with First Florida Bank, N.A. included credit and real estate analysis, portfolio management, collections, foreclosures and the management and disposition of property acquired as a result of bank foreclosure. His experience also includes the purchase and sale of mortgage loan pools and the origination of commercial mortgage loans to residential property renovators such as the franchisees of HomeVestors.

     We do not compensate Messrs. Shenkin or Kurz for serving as directors. We do pay officer compensation as explained below.

Executive Compensation

     During the time that we were a limited liability company (approximately October 1999 until January 2002), Messrs. Shenkin and Kurz received compensation for services as Managing Members of the limited liability company.

     Commencing January 1, 2002, and in the light of our adoption of the corporate form, Mr. Shenkin will be paid for his services in the capacity as our President and Chief Executive Officer an annual salary of $33,300 which may increase to a maximum annual salary of $106,000 over the course of our next three fiscal years depending upon the profitability of the Company’s operations and the proceeds realized from this offering of our Common Stock and Secured Notes. Mr. Shenkin is also entitled to such benefits as we may provide, including health insurance and travel expense reimbursement.

     Mr. Kurz also received compensation for his services as a Managing Member of our predecessor limited liability company. Effective January 1, 2002, we will compensate Mr. Kurz on the basis of an annual salary of $66,600, also possibly increasing over the course of our next three fiscal years to a maximum amount of $211,000. Mr. Kurz is also entitled to receive various benefits, including health insurance and travel expense reimbursement.

     Messrs. Shenkin and Kurz may also be entitled to bonus compensation from time to time, depending upon our financial circumstances and their respective performances in their positions.

     Messrs. Shenkin and Kurz are not employed by us pursuant to any employment agreements but we will utilize written employment agreements in the future time.

Indemnification of Officers and Directors

     The provisions of our Articles of Incorporation, as amended to date, and our Bylaws, permit us to indemnify our officers and directors and former officers and directors to the full extent permitted by law, provided that such director or officer seeking indemnification acted in good faith and in a manner which he or she reasonably believe to be in and not opposed to our best interests or with respect to any criminal act or proceeding, had reasonable cause to believe that his or her conduct was not unlawful.

     Insofar as indemnification for liabilities arising under the Federal securities laws may be permitted to our directors, officers and persons controlling us pursuant to the indemnification provisions of Florida law, our Articles of Incorporation and Bylaws, we have been advised that it is the opinion of the SEC that such indemnification is contrary to public policy as expressed in the Federal securities laws, and, therefore, is unenforceable.

Transactions with Affiliates

     We have been organized and exist pursuant to the provisions of the Florida Business Corporation Act which contains provisions which require the undertaking and carrying out of certain vote procedures with respect to proposed transactions with persons or entities defined as affiliates of a corporation organized under that statute. Messrs. Shenkin and Kurz are affiliates as a result of their service as our directors and officers and by reason of their holdings of our Common Stock. The Florida statutes permit a corporation formed thereunder to be subject to such affiliate transaction provisions or not to be subject to such provisions. Our Articles of Incorporation, as amended to date, do not provide for statutory procedures which will be applicable to any “affiliate transaction”. Accordingly, extraordinary vote procedures relating to affiliate transactions will not be required if such are presented to us for consideration.

     Also, the Florida Business Corporation Act permits corporations formed thereunder to adopt “super vote” procedures and requirements with respect to “control transactions”. Our Articles of Incorporation, as amended to date, do incorporate these provisions.

SHAREHOLDINGS

     At the present time, we have outstanding 740,800 shares of our Common Stock. Such Common Stock is owned of record and beneficially, 50% by Ronald R. Shenkin and 50% by John Kurz, who serve as the members of our Board of Directors and as our executive officers. Accordingly, voting control is vested in Messrs. Shenkin and Kurz and they can elect all of the members of our Board of Directors and effect, by shareholder vote, other action which may relate to our business and affairs. Mr. Shenkin also owns of record and beneficially 22,592 shares of our First Series Preferred Stock. The First Series Preferred Stock is equal in voting rights to our Common Stock.

     If all of the principal of the outstanding Subordinated Notes is converted into shares of our Common Stock at the conversion rate explained elsewhere in this Prospectus, an additional 740,850 shares will be issued to such seven holders of such Subordinated Notes. By means of this Prospectus, we are offering to the public at $5.40 per share a maximum of 370,400 shares of our Common Stock.

     The table presented below reflects the record and beneficial ownership of our Common Stock presently and on a pro forma basis to reflect the conversion of all of the Subordinated Notes into Common Stock and the sale of all 370,400 shares of Common Stock that we are offering to the public.

	Shares of Common Stock Owned of Record and Beneficially

					Upon the
			Upon Conversion		Sale of all
	As of the Date		of all Subordinated		370,400 Shares
Name/Address	of this Prospectus		Notes(1)		to the Public(2)

	Number		Number		Number
	of		of		of
	Shares/Percentage		Shares/Percentage		Shares/Percentage

Ronald R. Shenkin	370,400	50%	370,400	25%	370,400	20%
2109 Calusa Lakes Blvd
Nokomis, Florida 34275
John Kurz	370,400	50	370,400	25	370,400	20
2822 Safe Harbor Circle
Sarasota, Florida 34231
Seven Holders of Subordinated Notes			740,850	50	740,850	40
Purchasers of Common Stock in this public offering					370,400	20

	740,800	100%	1,481,650	100%	1,852,050	100%

(1)	At this time there would be outstanding, on a pro forma basis, 1,481,650 shares of our Common Stock.

(2)	At this time there would be outstanding, on a pro forma basis, 1,852,050 shares of our Common Stock.

DESCRIPTION OF OUR SECURITIES

Preferred Stock

     Our Articles of Incorporation authorize us to issue a maximum of 50,000,000 shares of capital stock. Such Articles of Incorporation allocate such 50,000,000 shares into two classes. Forty million (40,000,000) shares of such 50,000,000 shares shall be Common Stock having a par value of $.01 per share and 10,000,000 of such 50,000,000 shares have been designated as Preferred Stock which may be issuable in series. Such Preferred Stock also has a par value of $.01 per share.

     Preferred Stock may be issued solely by action of our Board of Directors and shareholder approval is not required for any such issuance. The Preferred Stock may be issued in various series, each such series having such rights as to dividends, conversion into other securities of the Company, liquidation preferences, voting rights and similar matters as determined by the Board of Directors, but all of the shares within a particular series must have the same characteristics. With the exception of our First Series Preferred Stock, our Board of Directors has no present plans to authorize and issue any additional series of our Preferred Stock.

     Contemporaneous to our formation, Mr. Shenkin was issued 22,592 shares of our First Series Preferred Stock in exchange for his cancellation of $30,000 principal amount of debt owing by us to him and his capital contribution of $7,408. Such First Series Preferred Stock is equal in all respects to our outstanding Common Stock but has been afforded a liquidation preference. Such liquidation preference requires that prior to any distribution being made with respect to our outstanding Common Stock, Mr. Shenkin must receive liquidation distributions equal to $1 per share of First Series Preferred Stock then owned of record and beneficially by him. The First Series Preferred Stock is not convertible into our Common Stock or any other securities which we have the authority to issue.

Common Stock

     Each share of our Common Stock outstanding and to be outstanding upon the conversion of the Subordinated Notes and the sale of shares to the public is entitled to one vote per share in all matters submitted to our shareholders for voting, including the election of members of our Board of Directors. We do not allow cumulative voting in the election of our directors. When cumulative voting is allowed, each holder of shares of common stock of a corporate entity is allowed to multiply the number of shares held by the holder times the number of director candidates and to cast the resulting number of votes among one or more of such candidates. Since all of our outstanding Common Stock is presently owned by Messrs. Shenkin and Kurz, they will be able to re-elect themselves at any election of the Board of Directors, at least until such time as all of the Subordinated Notes are converted into Common Stock and we sell all or significant number of shares of our Common Stock to the public.

     Each share of Common Stock is entitled to participate equally in any cash or stock dividends which we may declare and pay. For information concerning our current dividend policy, see the Prospectus section captioned “CERTAIN MATTERS RELATING TO OUR COMMON STOCK — Dividend Policy” on page 20.

     In the event of our liquidation, dissolution or winding up, each holder of our Common Stock is entitled to receive ratably his or her share of the assets remaining after the payment of all of our debts and attending to any preferences which may be attributable to any outstanding series of Preferred Stock.

     Holders of our Common Stock are not entitled to pre-emptive rights and such shares are not convertible into any other securities which we may issue from time to time.

     The shares of our Common Stock held by Messrs. Shenkin and Kurz and which will be issued upon conversion of the Subordinated Notes constitute Restricted Securities. This means that such shares will be required to be held for a period of at least one year from the time of the payment of the full purchase price thereof. The holding period with respect to the shares of Common Stock held by Messrs. Shenkin and Kurz commenced in January 2002. The purchase price to be paid upon conversion of the Subordinated Notes will be deemed paid at the time that such Subordinated Notes are converted if, in fact, any such Subordinated Notes are converted.

     In the event, however, that 50% or more of the aggregate principal amount of the Subordinated Notes is converted into our Common Stock and upon receipt by us of the written request of all of the holders of such Common Stock issued upon conversion of 50% of the principal amount of the Subordinated Notes, we are obligated to file a Registration Statement with respect to such shares of our Common Stock with the SEC. The purpose of such filing is to permit the holders of such shares issued upon conversion of 50% or more of the principal amount of the Subordinated Notes to sell any or all of their shares of our Common Stock in any existing market.

     Messrs. Shenkin and Kurz may be deemed control persons under Federal securities laws. As a result, additional restrictions may exist with respect to their ability to sell the shares of Common Stock which they own.

The Secured Notes

     The Secured Notes which we are offering by means of this Prospectus have been designated by our Board of Directors as our Secured Promissory Notes - First Series in authorized maximum principal amount of $10,000,000. We are offering such Secured Notes to the public in the following maturities and initial interest rates:

Note Maturities	Interest Rates
Available	Available

18 months	%
36 months
60 months

We have not allocated the $10,000,000 maximum principal amount of Secured Notes among the several Secured Note maturities identified above but we reserve the right to limit the aggregate principal amount in any of the Secured Note maturities in order to create an appropriate balance between such Secured Note maturities and the anticipated performance of our portfolio of loans and to avoid undue concentration in any one Secured Note maturity.

     As indicated earlier in this Prospectus, the interest rates available on the several maturities are intended, generally, to be 2% above those interest rates available from certificates of deposit or insured deposit accounts issued by banks operating on the southwest coast of Florida. Such bank rates are subject to change and we accordingly reserve the right to adjust the interest rates indicated above upward or downward in order to reflect changes in such bank rates during the course of the Secured Note offering. When this happens, we will provide a supplement to this Prospectus indicating what rates are then available on the several maturities of the Secured Notes. Secured Note interest rate modification will occur only on a prospective basis. We have established a minimum Secured Note subscription requirement of $50,000. In order to facilitate the Secured Note offering, we reserve the right to waive the minimum Secured Note subscription requirement and to establish a maximum Secured Note subscription amount.

     Interest on our Secured Notes will be calculated from the date of subscription acceptance by us and will be based on a 365 day year. Secured Note investors may elect to have the principal and interest of their Secured Notes paid in one of two ways as summarized below:

•	Secured Note interest payable monthly, quarterly or annually with principal being paid at Secured Note maturity;

•	Secured Note interest and principal payable in one payment made at Secured Note maturity.

     Our Secured Notes will be issued pursuant to a Custody Agreement described below.

     Our Secured Notes may be prepaid by us upon the request and/or consent of a Secured Note holder and depending upon whether we have available funds. We may also prepay all or part of our outstanding Secured Notes in the event that the face amount of our loans contained in our entire loan portfolio constitutes less than 75% of the aggregate amount of our portfolio loans and our cash equivalents. Cash or cash equivalents means our unrestricted cash held by us from time to time, insured deposit accounts or debt securities issued by the United States or any agency thereof which are convertible into cash within a 30 consecutive day period.

     We have registered the Secured Notes under the Federal securities laws with the SEC and in Florida. Accordingly, purchasers of our Secured Notes will be able to resell same without restriction, at least within the State of Florida, subject to the ability to find a willing, qualified buyer.

Other Outstanding Debt Securities

     As previously discussed in this Prospectus, we have outstanding our 12% Unsecured Subordinated Promissory Notes in aggregate principal amount of $500,000. These Subordinated Notes were issued to the previous investing members in our predecessor limited liability company and have the features described in the Prospectus section captioned “SUMMARY — R J Lending, Inc.”, pages 4 and 5.

SUMMARY OF THE CUSTODY AGREEMENT

     The Secured Notes are being issued pursuant to the provisions of a Custody Agreement which we have entered into with Levin, Tannenbaum, Wolff, Band, Gates & Pugh, P.A. Levin, Tannenbaum, Wolff, Band, Gates & Pugh, P.A. will act as the Custodian under the Custody Agreement. The principal features of the Custody Agreement are as follows:

•	We are required to deliver all loan documents relating to loans constituting our portfolio of loans to the Custodian within five business days of loan consummation or with respect to existing loans, within five business days of the effective date of the Custody Agreement (April 1, 2002) or the date of this Prospectus, whichever is later. The Custodian will hold such loan documents and will only release same in the event that the subject loan is paid off or otherwise satisfied.

•	The Custody Agreement creates a lien on the loans represented by the loan documents delivered by us to the Custodian and such lien will be perfected by a filing to be made by the Custodian in its representative capacity for all Secured Note holders under the Uniform Commercial Code as such has been enacted in Florida.

•	The Custodian is obligated to receive certain reports and certificates from us to assure that we are in compliance with the terms of the Custody Agreement and the terms of issuance of the Secured Notes.

•	We are required to maintain a ratio between the face amount of the loans contained in our portfolio of loans from time to time, together with our cash and cash equivalents, which is equal at all times to 100% of the outstanding principal amount of our Secured Notes. We are required to provide quarterly certificates relative to the maintenance of such ratio to the Custodian. Cash equivalents are defined in the Custody Agreement and explained above.

•	If at any time such ratio falls below 100%, we are to deposit with the Custodian additional loan documents representing a face amount of loans sufficient to restore such ratio to 100%.

•	We are in default under the Custody Agreement and the terms of issuance of the Secured Notes when:

-	We default in the payment of interest on any Secured Note at the applicable rate when such interest is due and such default continues for a period of 30 continuous days.

-	We default in the payment of the principal of any of our Secured Notes when such principal is due and payable and such default continues for a period of 30 continuous days.

-	We become subject to any voluntary or involuntary proceeding under the Federal Bankruptcy Act or any state statute which relates to credit relief and/or our liquidation and we are unable to cause such proceeding to be dismissed for a period of 60 or more days.

-	We fail to perform any of the covenants set forth in the Custody Agreement and such failure continues for a period of ten consecutive days. These covenants relate to a failure on our part to deposit loan documents with the Custodian, our failure to maintain on a continuous basis our corporate existence, our failure to deliver any certificate when required to be delivered relating to the ratios described above and our failure to provide to the Custodian copies of reports which we file with the SEC.

•	If we default and do not timely cure such default, the Custodian or any Secured Note holder or group of Secured Note holders may, but are not required to, pursue any available remedy by proceeding at law or in equity to collect the payment of the principal or interest of the Secured Notes and enforce the performance by us of any provisions relating to the Secured Notes or the Custody Agreement. Jurisdiction and venue for such action lies in the Circuit Court of the Twelfth Judicial Circuit in and for Sarasota County, Florida. Such action may include action undertaken to accomplish the liquidation and utilization of the loans contained in our portfolio and which are the subject of the lien earlier described. The Custodian may, as its sole pursuit of any remedy relating to a continuing event of default, file an interpleader action naming us and the Secured Note holders as parties and in connection with such action, deliver the Note documents to the possession of the Court.

•	In all instances, action taken by the Custodian in the event of continuing default by us will be taken for the benefit of all of the holders of the Secured Notes then outstanding and any money realized by the Custodian in connection with remedial action taken by it will be utilized first to pay to the Custodian all amounts due it by reason of costs advanced by it in taking such remedial action, as well as unpaid compensation due to the Custodian. We are obligated to pay all compensation due to the Custodian under the Custody Agreement. Thereafter, monies remaining will be paid to the Secured Note holders until such time as the entire principal and interest obligation of the Secured Notes then unpaid is paid. If available monies are insufficient to pay off the entire obligation then represented by the outstanding Secured Notes, such monies shall be applied ratably to the holders of the Secured Notes. Any monies then remaining will be delivered to us.

     The terms of the Custody Agreement do not preclude a Secured Note holder initiating action on his or her behalf in the event that we commit default and such default is continuing. Individual action initiated by a Secured Note holder in the event of default, however, must be initiated in the Circuit Court of the Twelfth Judicial Circuit in and for Sarasota County, Florida. Any such legal proceedings initiated will most likely result in out-of-pocket expenses to the Secured Note holder in the form of legal fees and court costs. Also, it is possible that the court in any legal proceedings that a Secured Note holder may initiate will impose circumstances similar to a “constructive trust” with respect to such legal action which would mean that all holders of Secured Notes which are then in default and which holders are similarly situated to the holder initiating such action will be deemed by the court to be participants in the legal action that is individually initiated, thereby converting the initiated legal action into a class, group or representative action.

     A copy of the Custody Agreement has been filed with the SEC in Washington, D.C. as an Exhibit to the Registration Statement of which this Prospectus is a part. Upon request to us, any interested investor may receive a copy of the Custody Agreement.

PLAN OF DISTRIBUTION

     Solely by means of this Prospectus, we are offering our Common Stock and Secured Notes having the maturities and interest rates indicated to the public in Florida without the services of any underwriter or selling agent. The terms of the Common Stock and Secured Note offering provide that we may receive selling assistance from an underwriter or selling agent as described below.

     The Common Stock and Secured Note offering will be administered by our Executive Vice President, John Kurz. The manner in which we are conducting the Common Stock and Secured Note offering in Florida causes us to be classified as an “issuer-dealer” pursuant to the provisions of the Florida Securities and Investor Protection Act (“FIPA”) and the rules and regulations that have been promulgated thereunder. FIPA is administered by the Division of Securities and Investor Protection, Office of the Comptroller, Department of Banking and Finance, State of Florida (which we will refer to in this Prospectus section as the “Division”). FIPA and rules and regulations thereunder, as administered by the Division, require that we register as an issuer-dealer pursuant to such statute, rule and regulatory provisions and that we provide certain information concerning our company and Mr. Kurz. We have or are in the process of complying with these provisions.

     The SEC has also a rule which permits us to offer our Common Stock and Secured Notes as our own issuer-dealer so long as Mr. Kurz and any other of our assisting officers do not receive compensation as a result of such activity. Mr. Kurz will not be compensated by reason of his sale of our Common Stock and Secured Notes but is otherwise compensated by us. Mr. Kurz has substantial additional duties and responsibilities to us in addition to the sale of our Common Stock and Secured Notes.

     In connection with such qualification, we have received or anticipate receiving prior to the commencement of the public offering of our Common Stock and Secured Notes made by this Prospectus, a permit issued by the Division permitting us to function as an issuer- dealer with respect to the public offer and sale of our Common Stock and Secured Notes in Florida. Such permit usually is valid for the period of one year from the date of issuance and to the extent that we are required, we will renew the permit with the Division one or more times. Registration as an issuer-dealer requires that we file forms and informational documents that are essentially equivalent to those required for the registration of a professional securities broker-dealer, including biographical or background information concerning Mr. Kurz, financial information and identification procedures such as finger printing. FIPA and the Division rules and regulations require that we demonstrate a “net capital” of at least $25,000. The term “net capital” generally means the value of our assets less the amount of our liabilities. Our audited balance sheet reflecting our financial condition at February 1, 2002 indicates that we had a stockholders’ equity or “net capital” of $30,000. Additionally, our 12% Unsecured Subordinated Promissory Notes in principal amount of $500,000 represent “net capital” in order to assure initial and continuing compliance with the Division’s requirements. Accordingly, our “net capital” at February 1, 2002 was $530,000.

     In the issuer-dealer registration process, we have designated Mr. Kurz as the supervisory principal for the Common Stock and Secured Note offering activity.

     OUR REGISTRATION AS AN ISSUER-DEALER UNDER FIPA AND THE RULES AND REGULATIONS THEREUNDER DOES NOT IN ANY WAY INDICATE THAT THE COMMON STOCK AND SECURED NOTES BEING PUBLICLY OFFERED BY THIS PROSPECTUS HAVE BEEN APPROVED OR DISAPPROVED BY THE DIVISION OR THAT THE DIVISION HAS CONSIDERED THE ACCURACY OR COMPLETENESS OF THE INFORMATION AND STATEMENTS CONTAINED IN THIS PROSPECTUS.

     The terms of issuance dealing with our Common Stock and Secured Notes permit us to receive sales assistance with respect to our Common Stock and Secured Note offering from securities broker-dealers who are members in good standing of the National Association of Securities Dealers, Inc. (known as the NASD) and who are duly licensed as such in Florida or in any other state where this Common Stock and Secured Note offering may be publicly made. We have been advised that in order to receive such assistance, we may have to file with the NASD (with a required fee) information concerning the manner and amount pursuant to which we will compensate any assisting securities broker-dealers. The purpose of such submission is to permit the NASD to review the “fairness” of such intended compensation arrangements between us and any assisting securities broker-dealer. As of the date of this Prospectus, we have not had any conversations with any securities broker-dealer and have not identified any securities broker-dealer which we might approach with a view to obtaining sales assistance. We do not expect to receive any significant assistance in the sale of our Common Stock and Secured Notes from securities broker- dealers.

     If, however, we do receive such assistance from one or more securities broker-dealers, the contractual arrangements which may come into being between us and such securities broker-dealers may provide for mutual indemnification between us and such securities broker-dealers.

     To the extent that we receive any meaningful assistance from securities broker- dealers, the amount of Common Stock and Secured Note proceeds received by us as a result of Common Stock and Secured Notes sold by such securities broker-dealers will be reduced by any selling commission paid. We will not pay a selling commission in excess of 10% of Common Stock and Secured Note proceeds which we receive as a result of securities broker- dealer assistance. We may, on a case by case basis, reimburse any assisting securities broker-dealer with respect to reasonable due diligence fees incurred by such securities broker-dealers. The term “due diligence” refers to the investigatory process which any securities broker-dealer would be required to undertake and complete before assisting us in the public offer and sale of our Common Stock and Secured Notes.

LEGAL OPINIONS

     William T. Kirtley, P.A., Sarasota, Florida, will render its opinion as to certain matters relating to our Common Stock and Secured Notes offered by this Prospectus.

EXPERTS

     Included with this Prospectus are certain financial statements reflecting the condition, income, members’ equity and cash flows for the two fiscal years ended December 31, 2000 and 2001 for R & J Warehouse Lending, LLC. During such fiscal years, we conducted our business as a limited liability company organized under Florida law. Also included with this Prospectus is our balance sheet reflecting our financial condition at February 1, 2002. Such financial statements have been examined by Bobbitt Pittenger & Company, P.A., Sarasota, Florida, independent certified public accountants whose reports thereon are incorporated herein in reliance upon the authority of that firm as experts in accounting and in giving such reports.

     Also included in this Prospectus are certain pro forma financial statements which are unaudited and which provide information concerning our reorganization to the corporate form of business organization in January 2002.

HOW TO PURCHASE OUR COMMON STOCK
AND/OR OUR SECURED NOTES

     An interested investor may purchase our Common Stock or Secured Notes by completing the appropriate portions of the Subscription Agreement which is delivered with this Prospectus in counterpart. Investors should carefully complete all of the information required by such Subscription Agreement and when completed, should either deliver or direct it to us, together with the investor’s covering check (at the rate of $5.40 per share of Common Stock purchased or subscribed and in at least the minimum amount required for Secured Notes) at our address which is R J Lending, Inc., 1717 Second Street, Suite D, Sarasota, Florida 34236, Attention John Kurz, Executive Vice President. Interested investors may also call us and speak to Mr. Kurz concerning an investment in our Common Stock or Secured Notes at our telephone number which is 941/364-9915 or interested investors may communicate us via facsimile. Our facsimile number is 941/362-9167.

     Upon receipt of a Common Stock and/or Secured Note Subscription Agreement in duplicate, duly completed and executed by the investor, we will make such investor suitability determinations as we deem appropriate, which may include but not be limited to telephone inquiries to the investor and upon satisfactory completion of such process, the

Subscription Agreement will be accepted or rejected. The Common Stock and/or Secured Notes subscribed will be promptly issued upon completion of the subscription process and bank clearance of the investor’s check.

FORWARD LOOKING STATEMENTS

     Some of the information in this Prospectus may contain what are known as forward looking statements. These statements can be identified by the use of forward looking phrases such as “will likely”, “may”, “are expected to”, “is anticipated”, “estimated”, “intends to” or similar words. These forward looking statements are subject to certain risks and uncertainties, including those described in the Prospectus section captioned “RISK FACTORS”, that could cause actual results to differ materially from those which we expect and project. Additional risks that may affect our future performance may be set forth elsewhere in this Prospectus. When considering forward looking statements, you should keep in mind these risk factors and any other cautionary statements made in this Prospectus. In considering whether or not you wish to purchase our Common Stock or a Secured Note, you should not place undue reliance on any forward looking statement that speaks only as of the time and date that it is made.

INFORMATION WHICH IS INCORPORATED BY REFERENCE

     We have filed with the SEC a Registration Statement under the Securities Act of 1933, as amended, for the Common Stock and Secured Notes being offered by this Prospectus. This Prospectus, which is a part of such Registration Statement, does not contain all of the information set forth or annexed as exhibits to the Registration Statement, some portions of which have been omitted under the rules and regulations of the SEC. For further information with respect to us and our Common Stock and Secured Notes, reference is made to such Registration Statement, including exhibits, copies of which may be inspected and copied at the facilities of the SEC. Copies of the Registration Statement, including exhibits, may be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fee prescribed by the SEC. Information regarding the operation of the SEC’s Public Reference Section may be obtained by calling the SEC at 1-800-SEC-0330.

REPORTS TO INVESTORS

     We will distribute to the holders of our Common Stock and Secured Notes annual reports which will contain financial statements audited and reported upon by our independent certified public accountants after the close of each calendar year, which is our fiscal year. We will also provide such other periodic reports as we determine to be appropriate or as may be required by law.

January 15, 2002
Except for Note J, as to
     which the date is March 11, 2002

TO THE MEMBERS OF
R&J Warehouse Lending, LLC
Sarasota, Florida

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

We have audited the accompanying consolidated statements of financial condition of R&J Warehouse Lending, LLC as of December 31, 2001 and 2000, and the related consolidated statements of income and members’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of R&J Warehouse Lending, LLC as of December 31, 2001 and 2000 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Certified Public Accountants

R&J WAREHOUSE LENDING, LLC

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	December 31,

	2001	2000

ASSETS
CURRENT ASSETS
Cash	$50,540	$—
Investor pass-through, restricted	—	102,307
Interest receivable	32,724	—
Mortgages, current, net of unfunded reserves and net of loss reserves	2,049,224	1,028,937
Other assets	17,123	—
Due from related parties	4,907	76,084

TOTAL CURRENT ASSETS	2,154,518	1,207,328

OTHER ASSETS
Furniture and equipment, net	13,914	12,350
Mortgages, long-term, net of unfunded reserves and net of loss reserves	307,078	195,742
Deferred costs, net	34,316	21,968

TOTAL OTHER ASSETS	355,308	230,060

TOTAL ASSETS	$2,509,826	$1,437,388

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES
Bank overdraft	$—	$23,701
Accrued expenses	11,368	58
Accrued interest	6,170	—
Accrued interest — related parties	7,552	—
Investor pass-through	10,063	102,307
Notes payable	730,000	—
Notes payable — related parties	716,525	300,000
Lines of credit — related parties	493,581	500,000
Distribution payable	27,842	11,322

TOTAL CURRENT LIABILITIES	2,003,101	937,388
LONG TERM DISTRIBUTION PAYABLE	6,725	—
MEMBERS’ EQUITY	500,000	500,000

TOTAL LIABILITIES AND EQUITY	$2,509,826	$1,437,388

See notes to financial statements.

R&J WAREHOUSE LENDING, LLC

CONSOLIDATED STATEMENTS OF INCOME AND MEMBERS’ EQUITY

	Year ended December 31,

	2001	2000

REVENUES
Mortgage interest and fees	$351,622	$146,640
Other revenue	6,767	6,173

TOTAL REVENUE	358,389	152,813

EXPENSES
Depreciation	2,895	959
General and administrative	42,439	18,479
Interest	20,402	—
Interest — related parties	96,350	37,537
Loan servicing	8,917	2,044
Distributions to managers	92,827	33,252

TOTAL EXPENSES	263,830	92,271

NET INCOME	94,559	60,542
MEMBERS’ EQUITY,
beginning of period	500,000	250,000
Profit distribution — members	(94,559)	(60,542)
Members’ equity contributions	—	250,000

MEMBERS’ EQUITY,
end of period	$500,000	$500,000

See notes to financial statements.

R&J WAREHOUSE LENDING, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,

	2001	2000

CASH FLOWS FROM OPERATING
ACTIVITIES
Net income	$94,559	$60,542
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation expense	2,895	959
Amortization expense	2,659	2,044
Increase in interest receivable	(32,724)	—
Decrease (increase) in due from related parties	71,177	(71,084)
Increase in interest payable	13,722	—
Increase in accrued expense/other	21,373	58

NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES	173,661	(7,481)

CASH FLOWS USED BY INVESTING ACTIVITIES
Payments for syndication costs	(17,123)	—
Payments for deferred costs	(15,007)	(23,831)
Increase in mortgages owned	(1,131,623)	(984,629)
Purchase of property and equipment	(4,459)	(13,309)

NET CASH USED BY INVESTING ACTIVITIES	(1,168,212)	(1,021,769)

CASH FLOWS FROM FINANCING ACTIVITIES
(Decrease) increase in bank overdraft	(23,701)	23,701
Issuance of notes payable	1,190,025	800,000
Principal payments on notes payable	(49,919)	—
Members’ contributed equity	—	250,000
Profit distribution — members	(71,314)	(50,982)

NET CASH PROVIDED BY FINANCING ACTIVITIES	1,045,091	1,022,719

See notes to financial statements.

	Year ended December 31,

	2001	2000

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	50,540	(6,531)
CASH AND CASH EQUIVALENTS,
beginning of period	—	6,531

CASH AND CASH EQUIVALENTS,
end of year	$50,540	$—

Supplemental data:
Interest paid	$110,184	$37,537

R&J WAREHOUSE LENDING, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation of Consolidation

The consolidated financial statements include the accounts of R&J Warehouse Lending, LLC, (the “Company”) and its wholly-owned subsidiary, Asset Management Ventures, LLC, “AMV”. All significant inter-company balances and transactions have been eliminated in consolidation.

Organization

The Company is a Florida limited liability company, which was organized on October 15, 2000. The purpose of the Company is to place and service short term loans and purchase second mortgages secured by second liens on real estate.

Placement and servicing of real estate loans and purchases of second mortgages are made in accordance with policies set forth in the members’ operating agreement.

Profits and losses are allocated and cash distributions are made in accordance with the members’ operating agreement. According to this agreement, members receive a 12% preferred return on their investment in the Company, which is disbursed quarterly. Any profits remaining after the preferred returns are paid 50% to the members and 50% to the managers. At December 31, 2001 and 2000, $27,842 and $11,322, respectively, of profits were included as current distributions payable.

Method of Accounting

The accompanying financial statements have been prepared on the accrual basis of accounting whereby revenues are recognized when earned and expenses are recognized when goods or services are received.

Cash and Cash Equivalents

The Company considers all investments with an original maturity of three months or less to be cash equivalents.

Furniture and Equipment

Furniture and equipment is recorded at cost. Depreciation is computed using the straight_line method over the estimated useful lives of the assets, which range from five to seven years.

Income Taxes

All net income generated by the Company will be included in the income tax returns of the members. Accordingly, no provision for income taxes has been made in the accompanying financial statements.

R&J WAREHOUSE LENDING, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

To conform to current year presentation, certain 2000 amounts have been reclassified. These reclassifications have no effect on 2000 net income.

NOTE B — MORTGAGES

The Company originates and services interim mortgages. These mortgages fund purchases of houses, along with construction costs, to customers who renovate and resell the houses. These are primarily six month loans with an interest rate of 16% and a one point origination fee. The one point origination fee is paid to the Company’s managers. (See Note G.) The net balances receivable were $1,747,393 and $837,205 at December 31, 2001 and 2000, respectively.

The Company makes warehouse loans, typically at 14% interest with a two point origination fee paid to the Company’s managers. These loans usually mature in one year. These are mortgages on properties secured by real estate for customers who have completed construction and repairs of a house. The net balances receivable were $274,596 and $156,310 at December 31, 2001 and 2000, respectively.

The Company purchases and services residential second mortgages from loan originators. The loans are held at various rates. The balances receivable were $257,088 and $217,823, net of reserves of $11,567 and $8,078 at December 31, 2001 and 2000, respectively. At December 31, 2001 and 2000, $27,235 and $22,081, respectively, were current assets.

NOTE C — FURNITURE AND EQUIPMENT, NET

The summary of equipment at December 31, is as follows:

	2001	2000

Furniture and equipment	$17,768	$13,309
Less: accumulated depreciation	(3,854)	(959)

	$13,914	$12,350

R&J WAREHOUSE LENDING, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE D — DEFERRED COSTS

Deferred costs consisted of contract labor fees and other costs directly attributable to acquiring and collecting second mortgages. Deferred costs are amortized over the life of the second mortgages, which range from 3 to 15 years.

The summary of deferred costs is as follows:

	2001	2000

Deferred costs	$39,019	$24,012
Less: accumulated depreciation	(4,703)	(2,044)

	$34,316	$21,968

NOTE E — SHORT TERM NOTES PAYABLE

As of December 31, 2001, the Company had issued notes to individuals that will mature in 2002. The notes maintain a principal balance of $730,000 in aggregate until maturity. Interest-only payments are paid monthly at various rates from 10% to 12%. Certain mortgages are pledged as collateral for these notes. At December 31, 2001, mortgages of $243,935, net of unfunded reserves of $9,700, were pledged.

NOTE F — CONCENTRATION OF CREDIT RISK

A credit risk concentration results when a Company has a significant credit exposure to an individual or a group engaged in similar activities or having similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions.

Much of the Company’s business activity is with customers located within the Southwest Florida area. The mortgage portfolio is diversified among types of loans. Mortgages are expected to be repaid from cash flows or proceeds from the sale of selected assets from borrowers. The amount of collateral obtained upon extension of credit is based upon the amount of the mortgage and the Company’s credit evaluation of the mortgagee. Collateral primarily includes residential homes. The concentration of credit risk by type of mortgage is set forth in Note B.

The Company has a relationship with an entity providing information on potential customers for interim mortgages. As the Company is dependent on this entity for customer leads, there is a concentration of risk related to the Company’s ability to obtain customers without the assistance of the third party.

R&J WAREHOUSE LENDING, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE G — RELATED PARTY TRANSACTIONS

The Company leases office space from a manager and a member of the Company under an operating lease agreement. The agreement is cancelable by either party at any time. During the years ended December 31, 2001 and 2000, the Company paid rent of $2,216 and $2,500, respectively, to a manager of the Company. The Company paid rent of $3,531 and $0, respectively, to a member of the Company in 2001 and 2000.

During the years ended December 31, 2001 and 2000, the Company paid legal fees of $750 and $3,923, respectively, to a member of the Company.

As of December 31, 2001 and 2000, the Company advanced funds to a manager totaling $4,907 and $4,047 in the form of short-term non-interest bearing advances. These are included in due from related parties at December 31, 2001 and 2000.

For services rendered to the Company, the managers are entitled to receive loan origination fees and 12.5% of interest payments received on certain interim mortgages, in addition to their share of profits after the investors’ guaranteed 12% return (see Note A). Loan origination fees are received directly by the managers and are included as revenue and distributions to managers of $46,846 and $20,360 as of December 31, 2001 and 2000, respectively. Interest payments received by the Company and paid to the managers were $16,074 and $8,599 during 2001 and 2000, respectively, and are included as distributions to managers.

During 2001, the Company obtained loans from members of the Company that will mature in 2002. The notes maintain a principal balance of $716,525 until maturity. Interest-only payments are paid monthly at various rates from 10% to 12%. Interest expense totaled $59,075 for the year ended December 31, 2001 and is included in interest — related party.

Certain members of the Company have made $500,000 of revolving lines of credit available to the Company. Advances on the credit lines carry an interest rate of 1% over prime. Interest expense was approximately $37,000 and $30,000 and is included in interest — related party at December 31, 2001 and 2000, respectively. The amounts outstanding on the lines of credit were $493,581 and $500,000 at December 31, 2001 and 2000, respectively.

At December 31, 2001, certain members had loans of $48,493 due to the Company. The loans bear an interest rate of 12% and mature in May 2002. The loans are included in mortgages, net of unfunded reserves and net of loss reserves.

During the year ended December 31, 2000, the Company utilized an investor pass-through reserve account which is used to sell and service loans for a member of the Company. The balance in this account was $102,307 at December 31, 2000. During 2001, the Company discontinued use of the account. However, the Company has a loan participation agreement with an investor whereby mortgages are sold to the investor without recourse. The Company collects interest and principal payments for the loans and disburses payments to the investor. At December 31, 2001, $10,063 is due to the investor.

R&J WAREHOUSE LENDING, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE H — COMMITMENTS AND CONTINGENCIES

The Company has commitments for unfunded reserves on interim mortgages. The Company retains a portion of the mortgage amount while the borrower renovates the property. As the work is completed, the reserve money is distributed to the borrower or it is used as a credit against the amount owed to the Company when the mortgage is paid. Unfunded reserves were approximately $234,000 and $131,000 at December 31, 2001 and 2000, respectively.

NOTE I — SUBSEQUENT EVENT

In order to raise additional capital, the Company plans to register with the Securities and Exchange Commission. The Company intends to file its registration in March 2002.

NOTE J — SALE OF SUBSIDIARY

On March 11, 2002, the Company sold its subsidiary, Asset Management Ventures, LLC. Proceeds received were approximately $25,000 in cash and a $40,000 note, secured by second mortgages held by the subsidiary. The loan bears interest at 14% and matures in March 2004.

March 28, 2002

To the Members of
R & J Warehouse Lending, LLC
Sarasota, Florida

ACCOUNTANT’S REPORT

We have compiled the accompanying pro forma consolidated statements of financial condition of R & J Warehouse Lending, LLC as of December 31, 2001 and 2000, and the related pro forma consolidated statements of income and members’ equity for the years then ended.

The objective of this pro forma financial information is to show what the significant effects on the historical financial information might have been had the transaction occurred at an earlier date. However, the pro forma financial statements are not necessarily indicative of the results of operations or related effects on financial position that would have been attained had the above-mentioned transaction actually occurred earlier.

The accompanying presentation and this report were prepared for the inclusion in regulatory filings with the Securities and Exchange Commission and should not be used for any other purpose.

A compilation is limited to presenting in the form of pro forma financial statements information that is the representation of management and does not include evaluation of the support for the assumptions underlying the pro forma transactions. We have not examined or reviewed the accompanying pro forma financial statements and, accordingly, do not express an opinion or any other form of assurance on them.

Certified Public Accountants

R & J WAREHOUSE LENDING, LLC

UNAUDITED PRO FORMA CONSOLIDATED
STATEMENT OF FINANCIAL CONDITION
DECEMBER 31, 2001

		Offering
	Historical	Adjustments			As adjusted

ASSETS
CURRENT ASSETS
Cash	$50,540	$(50,540)	(a	)	$—
Interest receivable	32,724				32,724
Mortgages, current, net of unfunded reserves and net of loss reserves	2,049,224				2,049,224
Other assets	17,123				17,123
Due from related parties	4,907	11,322	(b	)	16,229

TOTAL CURRENT ASSETS	2,154,518	(39,218)			2,115,300
OTHER ASSETS
Furniture and equipment, net	13,914				13,914
Mortgages, long-term, net of unfunded reserves and net of loss reserves	307,078				307,078
Deferred costs, net	34,316				34,316

TOTAL OTHER ASSETS	355,308				355,308

TOTAL ASSETS	$2,509,826	$(39,218)			$2,470,608

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES
Bank overdraft	$—	$36,246	(c	)	$36,246
Accrued expenses	11,368	(2,077)	(d	)	9,291
Accrued interest	6,170				6,170
Accrued interest — related parties	7,552				7,552
Investor pass-through	10,063				10,063
Notes payable	730,000				730,000
Notes payable — related parties	716,525				716,525
Lines of credit — related parties	493,581				493,581
Subordinated notes payable	—	500,000	(e	)	500,000
Distribution payable	27,842	(27,842)	(f	)	—

TOTAL CURRENT LIABILITIES	2,003,101	506,327			2,509,428
LONG-TERM DISTRIBUTION PAYABLE	6,725	(6,725)	(g	)	—
MEMBERS’ EQUITY	500,000	(538,820)	(h	)	(38,820)

TOTAL LIABILITIES AND EQUITY	$2,509,826	$(39,218)			$2,470,608

See accountant’s report

R & J WAREHOUSE LENDING, LLC
UNAUDITED PRO FORMA CONSOLIDATED
STATEMENT OF FINANCIAL CONDITION
DECEMBER 31, 2000

		Offering
	Historical	Adjustments				As adjusted

ASSETS
CURRENT ASSETS
Investor pass-through, restricted	$102,307	$				$102,307
Mortgages, current, net of unfunded reserves and net of loss reserves	1,028,937					1,028,937
Due from related parties	76,084					76,084

TOTAL CURRENT ASSETS	1,207,328					1,207,328
OTHER ASSETS
Furniture and equipment, net	12,350					12,350
Mortgages, long-term, net of unfunded reserves and net of loss reserves	195,742					195,742
Deferred costs, net	21,968					21,968

TOTAL OTHER ASSETS	230,060					230,060

TOTAL ASSETS	$1,437,388	$				$1,437,388

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES
Bank overdraft	$23,701		$77,528	(a	)	$101,229
Accrued expenses	58					58
Investor pass-through	102,307					102,307
Notes payable — related parties	300,000					300,000
Lines of credit — related parties	500,000					500,000
Subordinated notes payable	—		500,000	(e	)	500,000
Distribution payable	11,322		(11,322)	(f	)	—

TOTAL CURRENT LIABILITIES	937,388		566,206			1,503,594
MEMBERS’ EQUITY	500,000		(566,206)	(i	)	(66,206)

TOTAL LIABILITIES AND EQUITY	$1,437,388		$—			$1,437,388

See accountant’s report

R & J WAREHOUSE LENDING, LLC

UNAUDITED PRO FORMA CONSOLIDATED
STATEMENTS OF INCOME AND MEMBERS’ EQUITY
DECEMBER 31, 2001

		Offering
	Historical	Adjustments				As adjusted

REVENUES
Mortgage interest and fees	$351,622	$				$351,622
Other revenue	6,767					6,767

TOTAL REVENUE	358,389					358,389
EXPENSES
Interest	20,402		60,000	(j	)	80,402
Interest — related parties	96,350					96,350
General and administrative	42,439		100,000	(k	)	142,439
Distributions to managers	92,827		(92,827)	(l	)	—
Loan servicing	8,917					8,917
Depreciation	2,895					2,895

TOTAL EXPENSES	263,830		67,173			331,003

NET INCOME	94,559		(67,173)			27,386
MEMBERS’ EQUITY, beginning of period	500,000		(566,206)	(i	)	(66,206)
Profit distribution — members	(94,559)		94,559	(m	)	—

MEMBERS’ EQUITY, end of period	$500,000		$(538,820)			$(38,820)

See accountant’s report

R & J WAREHOUSE LENDING, LLC

UNAUDITED PRO FORMA CONSOLIDATED
STATEMENTS OF INCOME AND MEMBERS’ EQUITY
FOR THE YEAR ENDED DECEMBER 31, 2000

		Offering
	Historical	Adjustments				As adjusted

REVENUES
Mortgage interest and fees	$146,640	$				$146,640
Other revenue	6,173					6,173

TOTAL REVENUE	152,813					152,813
EXPENSES
Interest	—		60,000	(j	)	60,000
Interest — related parties	37,537					37,537
General and administrative	18,479		100,000	(k	)	118,479
Distributions to managers	33,252		(33,252)	(l	)	—
Loan servicing	2,044					2,044
Depreciation	959					959

TOTAL EXPENSES	92,271		126,748			219,019

NET INCOME	60,542		(126,748)			(66,206)
MEMBERS’ EQUITY, beginning of period	250,000		(250,000)			—
Profit distribution — members	(60,542)		60,542	(m	)	—
Members’ equity contributions	250,000		(250,000)			—

MEMBERS’ EQUITY, end of period	$500,000		$(566,206)	(i	)	$(66,206)

See accountant’s report

R&J WAREHOUSE LENDING, LLC

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

NOTE A – DESCRIPTION OF TRANSACTION

R&J Warehouse Lending LLC’s (the “Company”) assets and liabilities were acquired by R&J Warehouse Lending, Inc. (R&J) on February 15, 2002. R&J was organized in January 2002 to acquire all of the assets and liabilities of the Company. R&J will engage in an asset based lending business, involving loans usually secured by first or second liens encumbering real property. R&J’s lending will involve loan origination and purchase, holding, and sale of loans originated by other lenders. The transaction includes the following:

a)	Member equity contributions in the Company were exchanged for twelve percent subordinated unsecured promissory notes of R&J. The equity contributions exchanged total $500,000.

b)	The managing member equity and future managing member compensation entitlements in the Company were exchanged for common stock in R&J.

c)	Certain indebtedness of the Company to a stockholder was exchanged for preferred stock in R&J.

NOTE B — PURPOSE OF FINANCIAL STATEMENTS

The accompanying pro forma consolidated financial statements of the Company are prepared for use in filings with the Securities and Exchange Commission. The purpose of the pro forma consolidated financial statements is to show the effect of certain changes in the Company’s operating agreement as a result of the filings. These changes are as follows:

a)	In accordance with the Company’s current operating agreement, origination fees on certain mortgages are paid to the managing members of the Company. In addition, the managing members receive a yield spread premium of 12.5% of interest received on certain mortgages.

b)	The Company’s operating agreement requires all profits to be distributed among the members and managers. The accompanying pro forma consolidated financial statements assume that all origination fees and interest payments are retained by the Company. It also assumes that profits are retained by the Company.

c)	Origination fees, yield spread premium, and profit distributions currently constitute the salaries of the managing members. The pro forma consolidated financial statements assume that the managers received an aggregate salary of $100,000, per year.

d)	In addition, the pro forma consolidated financial statements assume equity of $500,000 is converted to subordinated debt with an annual interest rate of 12%. As such, the Company is assumed to incur $60,000 of interest expense in 2001 and 2000, respectively.

NOTE C – PRO FORMA ADJUSTMENTS

The following is a description of each of the pro forma adjustments:

Statement of financial condition adjustments:

a)	Reflects cash received, from origination fee revenues of $46,846 and $20,360 in 2001 and 2000, respectively, and from interest payments previously distributed to managing members as yield spread premium of $16,074 and $8,599 in 2001 and 2000, respectively. Reflects cash disbursed of $100,000 annually for salaries to managing members in 2001 and 2000. Reflects cash disbursed of $60,000 annually for interest on subordinated notes in 2001 and 2000. Reflects cash retained of $87,822 and $53,513 from profit distributions to members and managing members in 2001 and 2000, respectively. Reflects reclass of cash balance after adjustments of $41,282 to offset bank overdraft in 2001 resulting from transfer of 2000 bank overdraft adjustment of $77,528 to 2001

b)	Reflects transfer of 2000 adjustment to reverse distribution payable. Transfer results in ($11,322) distributions payable; therefore, amount is reclassed to receivable, as shown in this adjustment

c)	Reflects transfer of bank overdraft in 2000 of $77,528, offset by cash balance of $41,282

d)	Reflects reversal of accrual for yield spread premium in 2001

e)	Reflects transfer of $500,000 in equity to subordinated notes payable

f)	Reflects reversal of accrual for distributions in 2001 and 2000

g)	Reflects reversal of accrual for long-term distribution

h)	Reflects transfer of $500,000 from equity to subordinated notes payable. Reflects 2000 impact on retained earnings of net loss of $66,206, as well as 2001 net income of $27,386

i)	Reflects transfer of $500,000 from equity to subordinated notes payable as will as net loss of $66,206

Statement of income and members’ equity adjustments:

j)	Reflects interest expense of $60,000 on subordinated notes in 2001 and 2000

k)	Reflects managing member salary expense of $100,000 in 2001 and 2000

l)	Reflects reversal of origination fees paid to managers of $46,846 and $20,360 in 2001 and 2000, respectively, and of interest payments received by managers of $18,151 and $8,599 in 2001 and 2000, respectively. Reflects reversal of profit distributions to managers of $27,830 and $4,293 in 2001 and 2000, respectively

m)	Reflects reversal of profit distributions to members of $94,559 and $60,542 in 2001 and 2000, respectively

April 8, 2002

TO THE STOCKHOLDERS
RJ Lending, Inc.
Sarasota, Florida

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

We have audited the accompanying statement of financial condition of RJ Lending, Inc. as of February 1, 2002. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of financial condition is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of financial condition. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement of financial condition presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the statement of financial condition referred to above presents fairly, in all material respects, the financial position of RJ Lending, Inc. as of February 1, 2002 in conformity with accounting principles generally accepted in the United States of America.

Certified Public Accountants

RJ LENDING, INC.

STATEMENT OF FINANCIAL CONDITION
FEBRUARY 1, 2002

ASSETS
Due from stockholder	$30,000

TOTAL ASSETS	$30,000

STOCKHOLDERS’ EQUITY
Common stock — authorized 40,000,000 shares par value $.01; issued and outstanding, 740,800 at February 1, 2002	$7,408
Serial preferred stock — authorized 10,000,000 shares, par value $.01. First series preferred stock, par value $.01; issued and outstanding 22,592 at February 1, 2002. Liquidation and redemption preference of $1.00 per share. Voting privilege and dividend rights equal to common	226
Additional paid-in capital	22,366

TOTAL STOCKHOLDERS’ EQUITY	$30,000

See notes to financial statement.

RJ LENDING, INC.

NOTES TO STATEMENT OF FINANCIAL CONDITION
AT FEBRUARY 1, 2002

NOTE A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

The Company is a Florida Corporation, which was organized January 2002. The Company was organized to acquire all of the assets and liabilities of R & J Warehouse Lending, LLC. This transaction took place on February 15, 2002. In connection with this transaction, member equity contributions to R & J Warehouse Lending, LLC were exchanged for the Company’s twelve percent subordinated unsecured promissory notes. The equity contributions exchanged total $500,000. The managing member equity and future managing member compensation entitlements were exchanged for 740,800 shares of the Company’s common stock. Indebtedness of the Company to a stockholder was exchanged for the First Series Preferred Stock.

The Company will engage in an asset based lending business, involving loans usually secured by first or second liens encumbering real property. Such property is usually residential in character, although commercial real property may sometimes be involved. The real property acting, as collateral for the loans, may be located in any state, but there is a concentration in the southeastern United States. The Company’s lending will involve loan origination and purchase, holding, and sale of loans originated by other lenders. The Company will also sell loans it has originated.

Due from stockholder

The $30,000 due from stockholder was collected subsequent to February 1, 2002.

SUBSCRIPTION AGREEMENT
TO
COMMON STOCK AND/OR
SECURED PROMISSORY NOTES — FIRST SERIES
TO BE ISSUED BY
R J LENDING, INC.

     Gentlemen:

     The undersigned has received, read and understood a copy of the Prospectus dated                                                , 2002 of R J LENDING, INC. (the “Company”) relating to the public offering in states where the securities have been qualified for sale of 370,400 shares of the Common Stock, $.01 par value, of the Company and the Company’s Secured Promissory Notes — First Series being offered in aggregate principal amount of $10 million (the “Common Stock” and the “Secured Notes”, respectively). The undersigned understands that the Common Stock is being offered at a per share price of $5.40 and that the Secured Notes are offered in several note maturities having interest rates set forth below:

Note Maturities	Interest Rates
Available	Available

18 months	%
36 months
60 months

     The undersigned has made a decision to invest in the Common Stock and/or Secured Notes as herein provided and in connection with such investment, the undersigned represents to the Company as follows:

     1.     The undersigned understands that an investment in the Common Stock and/or Secured Notes of the Company and the business activities of the Company are subject to substantial risk as described in the Prospectus section captioned “RISK FACTORS”.

     2.      The undersigned understands that the Company has not established any minimum accumulation requirement relative to the proceeds it receives from the public offer and sale of its Common Stock and the Secured Notes and that the Company will use any and all proceeds received in its lending business and that the failure on the part of the Company to receive significant offering proceeds from the sale of its Common Stock and Secured Notes will, most likely, preclude its ability to operate its lending business on the enhanced scale desired.

     3.      The undersigned is qualified to invest in the Common Stock and/or Secured Notes of the Company by reason of investment sophistication and experience and that in effecting the investment covered by this Subscription Agreement, the undersigned is not effecting an inappropriate or undue concentration of his liquid investment assets in the Common Stock and/or Secured Notes of the Company. Further, the undersigned represents that he or she has adequate means of providing for his or her current needs, living expenses and personal contingencies and has no immediate need for liquidity in the undersigned’s investment in the Common Stock and/or Secured Notes of the Company and can afford to lose the entire amount of the investment. If the undersigned is other than a natural person, the undersigned makes the same representation except with respect to current needs, living expenses and personal contingencies.

     4.      The undersigned understands that the minimum subscription to Common Stock is for 1,000 shares representing a subscription obligation of $5,400 and with respect to Secured Notes, such minimum subscription amount is $50,000 with further subscription increments of $1,000 being permitted. The undersigned further understands that such minimum subscription requirements may be waived by the Company and that the Company reserves the right to establish a minimum Common Stock and/or Secured Note subscription amount.

     In accordance with the terms of the Common Stock and Secured Note offering as set forth in the Prospectus and subject to the minimum subscription requirement set forth above and in the Prospectus, the undersigned hereby subscribes to the Common Stock and/or Secured Notes as indicated below:

The undersigned hereby subscribes to shares of the Common Stock at the rate of $5.40 per share for an aggregate subscription obligation of $

The undersigned hereby subscribes to a Secured Note or Notes in the principal amounts and having the maturities and interest rates indicated below:

Principal Amount Subscribed	Term to Maturity	Interest Rate

$____________	_____ months	—%
$____________	_____ months	—%
$____________	_____ months	—%

The undersigned acknowledges that the subscription to the above-designated Secured Notes is subject to availability and the Company’s right to refuse any subscription to Secured Notes for any reason, including the Company’s policy of preventing any undue concentration of Secured Notes in any one maturity.

2

     In connection with the undersigned’s subscriptions to the Common Stock and/or Secured Notes set forth above, the undersigned herewith tenders his check in the aggregate amount of $             made payable to R J LENDING, INC.

     The undersigned understands that the Common Stock and/or the Secured Notes subscribed to herein have been registered pursuant to the Securities Act of 1933, as amended, and pursuant to the provisions of those state securities statutes in those states in which the Common Stock and the Secured Notes have been qualified for sale, which includes the State of Florida, and that, accordingly, from the standpoint of Federal and Florida securities laws, the Common Stock and the Secured Notes are freely transferable by the undersigned subject, however, to the existence of any market existing therefor and the Company’s right to request information of any proposed transferee of Common Stock and/or Secured Notes in order to make a reasoned determination as to the suitability of such proposed transferee as a holder and investor in the Company’s Common Stock and/or Secured Notes. The undersigned also acknowledges that the Company may affix to certificates evidencing its Common Stock subscribed for herein and/or the Secured Notes an endorsement setting forth such right of the Company to request information relative to the investor suitability of any proposed transferee.

     This Subscription Agreement shall be governed by and interpreted in accordance with the laws of the State of Florida and shall be binding upon the successors, assigns, heir and personal representatives of the Company and the undersigned.

     IN WITNESS WHEREOF, the undersigned has executed this Subscription Agreement on the             day of                        , 2002.

Name of Subscriber (Please Print) (If a corporation, partnership or other entity, please provide full legal name of subscribing entity)	If subscriber is a corporation, partnership or other entity, please print full name and title of person signing Subscription Agreement

Signature of individual subscriber or authorized signatory of corporate or other entity)	Social Security Number or Taxpayer Identification Number

3

INSTRUCTIONS FOR ISSUANCE OF COMMON STOCK AND/OR SECURED NOTES
(Please Print)

1.  REGISTERED OWNER(S)

2.  IF MORE THAN ONE REGISTERED OWNER, METHOD OF OWNERSHIP:

                     _____ JOINT TENANTS WITH RIGHT OF SURVIVORSHIP;

                     _____ TENANTS IN COMMON;
                     _____ TENANTS BY THE ENTIRETIES;
                     _____ or otherwise ___________________________________________________________________

3.  ADDRESS

4.  CITY

5.  STATE

6.  ZIP CODE

7.  HOME TELEPHONE

8.  BUSINESS TELEPHONE

      Accepted this _____ day of ____________________________ , 2002 by R J LENDING, INC.

R J LENDING, INC.

By

Ronald R. Shenkin, President

4

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.   Indemnification of Directors and Officers.

     The Registrant is a corporation organized and existing pursuant to the provisions of the Florida Business Corporation Act, Chapter 607, Florida Statutes, as amended. The Bylaws of the Registrant contain the following provisions relating to indemnification of the Board of Directors and officers of the Registrant.

ARTICLE VIII. INDEMNIFICATION

     The following shall be the indemnification policy of the Corporation:

(a) The Corporation shall have power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the Corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful

(b) The Corporation shall have power to indemnify any person who was or is a party to any proceeding, by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses and amounts paid in settlement not exceeding, in the judgment of the Board of Directors, the estimated expense of litigating the proceeding to conclusion actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made under this subsection (b) in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought or any other court of competent jurisdiction shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper

(c) To the extent that a director, officer, employee, or agent of the Corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection (a) or subsection (b), or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith

(d) Any indemnification under subsection (a) or subsection (b), unless pursuant to a determination by a court, shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsection (a) or subsection (b). Such determination shall be made by:

(i) The Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such proceeding or by the shareholders by a majority vote of a quorum consisting of shareholders who were not parties to such action, suit, or proceeding;

(ii) If such a quorum is not obtainable or, even if obtainable, by majority vote of a committee duly designated by the Board of Directors (in which directors who are parties may participate) consisting solely of two or more directors at the time parties to the proceeding;

(iii) By independent legal counsel:

(A) Selected by the Board of Directors prescribed in paragraph (i) or the committee described in paragraph (ii); or

(B) If a quorum of the directors can not be obtained for paragraph (i) and the committee cannot be designated under paragraph (ii), selected by majority vote of the full Board of Directors (in which Directors who are parties may participate); or

(iv) By the shareholders by a majority vote of a quorum consisting of shareholders who were not parties to such proceeding or, if no such quorum is obtainable, by a majority vote of shareholders who were not parties to such proceeding.

(e) Evaluation of the reasonableness of expenses and authorization of indemnification shall be made in the same manner as the determination that indemnification is permissible. However, if the determination of permissibility is made by independent legal counsel, persons specified by sub- paragraph (d)(iii)(A) shall evaluate the reasonableness of expenses and may authorize indemnification. Expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the Corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if he is ultimately found not to be entitled to indemnification by the Corporation pursuant to this section. Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the Board of Directors deems appropriate.

(f) The indemnification and advancement of such expenses provided pursuant to the foregoing are not exclusive and the Corporation shall have the power to make any other or further indemnification or advancement of expenses on behalf of the persons herein described, in the manner and consistent with the provisions of the Florida General Corporation Act.

(g) Indemnification and advancement of expenses as provided in this Article shall continue, unless otherwise provided when authorized or ratified, as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

(h) For purposes of this Article, the term “Corporation” includes, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger, so that any person who is or was a director, officer, employee, or agent of a constituent corporation, or is or was serving at the request of a constituent corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, is in the same position under this section with respect to the resulting or surviving corporation as he would have been with respect to such constituent corporation if its separate existence had continued. For purposes of this Article, the term “other enterprises” includes employee benefit plans; the term “expenses” includes counsel fees, including those for appeal; the term “liability” includes obligations to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to any employee benefit plan), and expenses actually and reasonably incurred with respect to a proceeding; the term “proceeding” includes any threatened, pending, or completed action, suit, or other type of proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal; the term “agent” includes a volunteer; and the term “serving at the request of the corporation” includes any service as a director, officer, employee, or agent of the corporation that imposes duties on such persons, including duties relating to an employee benefit plan and its participants or beneficiaries; and the term “not opposed to the best interest of the corporation” describes the actions of a person who acts in good faith and in a manner he reasonably believes to be in the best interests of the participants and beneficiaries of an employee benefit plan.

(i) The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article.

(j) If any expenses or other amounts are paid by way of indemnification otherwise than by court order or action by the shareholders or by an insurance carrier pursuant to insurance maintained by the Corporation, the Corporation shall, not later than the time of delivery to shareholders, unless such meeting is held within three (3) months from the date of such payment, and, in any event, within fifteen (15) months from the date of such payment, deliver either personally or by mail to each shareholder of record at the time entitled to vote for the election of directors a statement specifying the persons paid, the amounts paid, and the nature and status at the time of such payment of the litigation or threatened litigation.

Item 25. Other Expenses of Issuance and Distribution.

Amount

Filing Fees	$3,000
Legal Fees	45,000
Accounting Fees	*
Printing Fees and Costs	*
Blue Sky Filing Fees (Florida)	1,000
Issuer-Dealer Filing Fees (Florida)	1,000

TOTAL:	*

*	To be provided by Amendment.

Item 26. Recent Sales of Unregistered Securities.

     Since inception, the Registrant has issued an aggregate 740,800 shares of its Common Stock, $.01 par value to its present members of its Board of Directors and to its executive officers who are Ronald R. Shenkin and John Kurz. The Registrant also, since inception, has issued 30,000 shares of its First Series Preferred Stock, $.01 par value, in exchange for the forgiveness by Ronald R. Shenkin of $30,000 principal amount of debt owing by the Registrant to Ronald R. Shenkin. The Registrant has also issued its 12% Unsecured Subordinated Promissory Notes in aggregate principal amount of $500,000 to seven persons. Such persons were holders of membership interests in the predecessor limited liability company of the Registrant, R & J Warehouse Lending, LLC. The issuance of such membership interests in the predecessor limited liability company, R & J Warehouse Lending, LLC, occurred in October 1999. The issuance of such securities by the Registrant and its predecessor limited liability company is deemed by the Registrant to constitute transactions exempt from the registration requirements of the Securities Act of 1933, as amended, by virtue of the provisions of Section 4(2) thereof.

Item 27. Exhibits.

     Included with this Registration Statement and any Amendments thereto are the following designated Exhibits, which is pursuant to Item 601 of Regulation S-B:

(3)(i) Articles of Incorporation
(3)(ii) Bylaws
(4) Custody Agreement and Form of Secured Note
(5) Opinion re Legality*
(10) Agreement Providing for Reorganization of R & J Warehouse Lending, LLC into R J Lending, Inc.
(23)(i) Consent of Independent Certified Public Accountants, Bobbitt, Pittenger & Company, P.A.
(23)(ii) Consent of Counsel, William T. Kirtley, P.A.
(23)(iii)Consent of Custodian, Levin, Tannenbaum, Wolff, Band, Gates & Pugh, P.A.

*	To be filed by Amendment

v

SIGNATURE

     In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this Registration Statement to be signed on its behalf by the undersigned in the City of Sarasota, State of Florida, on April 11, 2002.

R J LENDING, INC.

By /s/ Ronald R. Shenkin

Ronald R. Shenkin, President and Chief Executive Officer, Treasurer and Chief Financial Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

/s/ Ronald R. Shenkin	Director	April 11, 2002

Ronald R. Shenkin

/s/ John Kurz	Director, Executive	April 11, 2002
Vice President and Secretary
John Kurz